                                                                    Exhibit 10.1

* Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended. The omitted portions of this exhibit have been filed separately with the Securities and Exchange Commission.

                               PURCHASE AGREEMENT

                                      among

                       AMERICAN HOME PRODUCTS CORPORATION

                       AHP SUBSIDIARY HOLDING CORPORATION

                                       and

                               IMMUNEX CORPORATION

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I.  DEFINITIONS........................................................1

ARTICLE II.  THE SALE; PURCHASE PRICE..........................................8
         2.1.              PURCHASE AND SALE...................................8
         2.2.              NET ASSETS AND OTHER PAYMENTS.......................8
         2.3               TRANSFER TAXES.....................................10
         2.4               ADDITIONAL COSTS...................................11

ARTICLE III.  CLOSING.........................................................11
         3.1.              THE CLOSING........................................11
         3.2.              DELIVERIES BY BUYER................................11
         3.3.              DELIVERIES BY SELLERS..............................12
         3.4.              FURTHER ASSURANCES.................................12

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF SELLERS........................13
         4.1               ORGANIZATION.......................................13
         4.2               CAPITALIZATION OF GREENWICH........................13
         4.3               CORPORATE AUTHORITY................................13
         4.4               NO VIOLATION.......................................14
         4.5               LITIGATION.........................................14
         4.6               FINANCIAL STATEMENTS; ABSENCE OF CERTAIN
                           CHANGES OR EVENTS..................................14
         4.7               TITLE TO PROPERTIES; ABSENCE OF LIENS..............15
         4.8               CONDITION OF PHYSICAL ASSETS; INTELLECTUAL
                           PROPERTY...........................................17
         4.9               EMPLOYEE MATTERS...................................17
         4.10              COMPLIANCE WITH LAW................................18
         4.11              CONTRACTS AND COMMITMENTS. (a).....................18
         4.12              BROKERS AND INTERMEDIARIES.........................19
         4.13              LICENSES AND PERMITS...............................19
         4.14              ENVIRONMENTAL MATTERS..............................19
         4.15              TAXES..............................................20
         4.16              DISCLAIMER.........................................21
         4.17              DISCLOSURE IN SCHEDULES............................21


                                      (i)

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF BUYER............................21
         5.1               ORGANIZATION.......................................21
         5.2               CORPORATE AUTHORITY................................21
         5.3               NO VIOLATION.......................................21
         5.4               FINANCIAL ABILITY TO PERFORM.......................22
         5.5               BROKERS AND INTERMEDIARIES.........................22

ARTICLE VI  CONDUCT OF BUSINESS PENDING THE CLOSING...........................23
         6.1.              OPERATION OF FACILITY PRIOR TO THE CLOSING DATE....23
         6.2.              PERMITTED ACTIONS..................................24
         6.3               ACCOUNTING RECORDS.................................26

ARTICLE VII  ADDITIONAL AGREEMENTS............................................27
         7.1               ANCILLARY AGREEMENTS...............................27
         7.2               ACCESS TO INFORMATION AND CONFIDENTIALITY..........27
         7.3               REGULATORY FILINGS.................................28
         7.4               COMMERCIALLY REASONABLE EFFORTS....................29
         7.5               NOTICES OF CERTAIN EVENTS..........................29
         7.6               START-UP AND OPERATION OF THE FACILITY.............29
         7.7               CAPITAL IMPROVEMENT CONTRACTS......................30
         7.8               BUYER PERSONNEL COSTS..............................30
         7.9               STAFFING...........................................30
         7.10              FACILITY USE.......................................30
         7.11              TRANSFER OF SELLER EMPLOYEES.......................31
         7.12              ASSIGNMENT OF BUYER EMPLOYEES......................31
         7.13              TRANSFER OF PERMITS; CONTRACTS ....................32
         7.14              TAX MATTERS........................................32

ARTICLE VIII  AGREEMENTS WITH RESPECT TO EMPLOYEES AND EMPLOYEE MATTERS.......35
         8.1               BUYER'S OBLIGATIONS TO EMPLOYEES...................35

ARTICLE IX.  CONDITIONS.......................................................38
         9.1.              CONDITIONS TO OBLIGATION OF EACH PARTY TO
                           EFFECT THE TRANSACTIONS CONTEMPLATED BY THIS
                           AGREEMENT..........................................38
         9.2.              CONDITIONS TO THE OBLIGATION OF SELLERS............39
         9.3.              CONDITIONS TO THE OBLIGATION OF BUYER..............39

ARTICLE X.  TERMINATION, AMENDMENT AND WAIVER.................................40
         10.1              TERMINATION........................................40


                                      (ii)

         10.2              EFFECT OF TERMINATION..............................40

ARTICLE XI.  INDEMNIFICATION..................................................41
         11.1              INDEMNIFICATION BY SELLER..........................41
         11.2              INDEMNIFICATION BY BUYER...........................42
         11.3              CERTAIN LIMITATIONS................................42

ARTICLE XII.  GENERAL PROVISIONS..............................................43
         12.1              SURVIVAL OF REPRESENTATIONS AND WARRANTIES.........43
         12.2              COOPERATION........................................44
         12.3              WAIVER.............................................44
         12.4              NOTICES............................................44
         12.5              GOVERNING LAW AND CONSENT TO JURISDICTION..........44
         12.6              COUNTERPARTS.......................................45
         12.7              HEADINGS...........................................45
         12.8              ENTIRE AGREEMENT...................................45
         12.9              AMENDMENT AND MODIFICATION.........................45
         12.10             BINDING EFFECT; BENEFITS...........................45
         12.11             ASSIGNABILITY......................................45
         12.12             SELLERS' KNOWLEDGE.................................46
         12.13             SEVERABILITY.......................................46


                                     (iii)

                               PURCHASE AGREEMENT

            This PURCHASE AGREEMENT dated as of November 6, 2001 (the "Agreement") by and among AMERICAN HOME PRODUCTS CORPORATION, a Delaware corporation ("AHP"), AHP SUBSIDIARY HOLDING CORPORATION, a Delaware corporation ("Holdings", and together with AHP, the "Sellers") and IMMUNEX CORPORATION, a Washington corporation ("Buyer").

                              W I T N E S S E T H:

            WHEREAS, Sellers desire to sell to Buyer and Buyer desires to acquire from Holdings one thousand (1,000) shares (the "Shares") of common stock, no par value per share, of GREENWICH HOLDINGS INC., a Delaware corporation ("Greenwich"), which shares constitute all of the issued and outstanding shares of capital stock of Greenwich, all on the terms and subject to the conditions set forth herein; and

            WHEREAS, in connection with such sale Buyer shall pay to Holdings certain costs incurred by Sellers related to readying the Facility (as defined below) for approval by the Food and Drug Administration (the "FDA") and EMEA (as defined below); and

            WHEREAS, this Agreement shall govern the parties' management of the Facility from the date first written above to the Closing Date (as defined below);

            NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I.

                                  DEFINITIONS

            Whenever used in this Agreement, unless otherwise clearly indicated by the context, the terms defined below shall have the indicated meanings:

      1.1 "Accountants" shall have the meaning set forth in Section 2.2(e) hereof.

      1.2 "Affiliate" shall mean, with respect to any Person, any Person which directly or indirectly through stock ownership or through other arrangements either controls, or is controlled by or is under common control with, such Person, provided, however, for purposes of this Agreement the term "Affiliate" shall not include subsidiaries or other entities in which a Person owns a majority of the ordinary voting power to elect the majority of the board of directors or other governing board but is restricted from electing such majority by contract or otherwise, until such time as such restrictions are no longer in effect. For purposes of this Agreement, Buyer shall not be deemed to be an Affiliate of Greenwich or either Seller, and AHP, Greenwich and Holdings shall not be deemed to be Affiliates of Buyer.

      1.3 "Applicable Laws" shall mean all laws, statutes, regulations, interpretations, publicly available policies which are published by a Governmental Authority, decrees, injunctions, judgments, orders, rulings, assessments, writs, directives, rules, codes of conduct and ordinances of any Governmental Authority.

      1.4 "Applicable Permits" shall mean any waiver, exemption, variance, permit, certificate of occupancy, authorization, membership, approval, consent, clearance, franchise, orders, license or similar approval or notification required to be obtained, maintained or made under Applicable Laws in connection with the Facility or the Assets or necessary to the operation of the Facility as presently conducted.

      1.5 "Assets" shall mean collectively, all of the assets (both tangible and intangible), rights, interests, privileges, appurtenances, easements, reservations, estates, awards and properties of any kind, nature and description owned by Greenwich, including, without limitation:

            (i) the Real Property, including the Facility;

            (ii) Personal Property;

            (iii) Transferred Books and Records;

            (iv) Applicable Permits;

            (v) all Contracts, including without limitation the EDC Ground Lease and the Phase B Ground Lease; and

            (vi) all of Sellers' or Greenwich's rights, claims, causes of action or rights of set-off against third parties relating to the foregoing, including, without limitation, unliquidated rights under manufacturers' and vendors' warranties.

      1.6 "Buyer Indemnified Claims" shall have the meaning set forth in Section
11.1 hereof.

      1.7 "Buyer Indemnitees" shall have the meaning set forth in Section 11.1 hereof.

      1.8 "Buyer Losses" shall have the meaning set forth in Section 11.1 hereof.

      1.9 "Catalytica Facility" shall have the meaning set forth in Section 1.8 of the Supply Agreement among AHP, Buyer and Catalytica Pharmaceuticals, Inc. effective as of October 16, 2000.

      1.10 "Closing" shall have the meaning set forth in Section 3.1 hereof.

      1.11 "Closing Date" shall have the meaning set forth in Section 3.1 hereof.

      1.12 "Code" shall mean the Internal Revenue Code of 1986, as amended.

      1.13 "Collaboration Agreement" shall mean that certain agreement entered into between AHP and/or one or more of its Affiliates and Buyer simultaneously with the execution of this Agreement regarding the management, inventory and allocation of Enbrel supplies substantially in the form of Exhibit A, attached hereto.

      1.14 "Contracts" shall mean each contract, agreement, understanding, arrangement or commitment outstanding as of the date hereof (a) to which Greenwich is a party, or (b) to which one or more Sellers is a party and which relates primarily to the Assets.

      1.15 "Disclosure Schedule" shall mean that certain schedule identified as such and delivered by Sellers to Buyer pursuant to the Agreement as the same may be supplemented and updated from time to time pursuant to the Agreement.

      1.16 "EDC Ground Lease" shall mean (i) the ground lease dated March 7, 2001 with Greenwich as lessor and the EDC as lessee for the portion of the Real Property identified therein, and (ii) the subground lease dated March 7, 2001 with the EDC as lessor and Greenwich as lessee for such portion of the Real Property.

      1.17 "EMEA" shall mean the European Medicines Evaluation Agency.

      1.18 [*]

      1.19 "Encumbrances" shall mean all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, deeds of trust, hypothecations, prior assignments, rights-of-way, easements, encroachments, title retention agreements, indentures, security agreements or any other encumbrances of any kind.

      1.20 "Environmental Laws" shall mean all Applicable Laws relating to the protection or pollution of the environment, including, but not limited to, laws protecting natural resources, laws protecting plant and animal species or habitat, and laws relating to the protection of public health or occupational health, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, Clean Air Act, the Federal Water Pollution Control Act, the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act of 1976 and the Toxic Substances Control Act, and analogous state statutes.

      1.21 "ERISA" shall mean the Employee Retirement Income Security Act, as amended from time to time, and related regulations.

      1.22 "ERISA Affiliate" shall mean any corporation, partnership, limited liability company, sole proprietorship, trade, business, or other entity or organization that, together with

* Confidential Treatment Requested.

Greenwich, is or was treated as a single employer under Section 414(b), (c),
(m), or (o) of the Code.

      1.23 "Excluded Assets and Liabilities" shall mean the following assets and liabilities of Greenwich:

            (i)   intercompany receivables and payables;
            (ii)  deferred tax assets and deferred tax liabilities;
            (iii) any personnel costs for employees of a Seller or Greenwich whose responsibilities at the Facility are for training only to eventually be transferred to another facility and other employee costs where such personnel costs are not related to
                  (A) the Real Property, (B) the Project, (C) readying the Facility and the Catalytica Facility for approval by the FDA and/or EMEA or (D) production of Enbrel; and
            (iv) any costs already paid by Buyer pursuant to the Phase B Ground Lease between Buyer and Greenwich.

      1.24 "Facility" shall mean Greenwich's biopharmaceutical manufacturing facility located at 40 Technology Way, West Greenwich, Rhode Island, which such Facility is under renovation in accordance with plans approved by Sellers and Buyer.

      1.25 "Facility Costs" shall mean any costs incurred directly or indirectly by Sellers or Greenwich (other than the purchase price paid by Sellers for the Facility) after September 24, 1999 related to (i) the Real Property, (ii) the Project, (iii) readying the Facility and the Catalytica Facility for approval by the FDA and/or EMEA, and (iv) manufacturing Enbrel at the Facility. All Facility Costs shall be reflected within Net Assets.

      1.26 "Facility Employees" shall have the meaning set forth in Section 4.9 hereof.

      1.27 "GAAP" shall mean United States of America generally accepted accounting principles.

      1.28 "Governmental Authority" shall mean any governmental department, commission, board, bureau, agency, regulatory or revenue authority, court or other instrumentality (including non-statutory authorities) of the United States, or any other nation or international body, or of any state, county, or any jurisdiction, municipality, territory (including, without limitation, Puerto
Rico) or other political subdivision thereof or of any supranational authority.

      1.29 "Greenwich" shall have the meaning set forth in the first WHEREAS clause of this Agreement.

      1.30 "Hazardous Materials" shall mean any hazardous materials, hazardous wastes, hazardous constituents or hazardous or toxic substances defined or regulated as such in or under any Environmental Laws.

      1.31 "HSR Act" shall mean Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations.

      1.32 "Inventory" shall mean all manufactured etanercept (finished product bulk drug substance and drug product), work in-process and all raw materials.

      1.33 "Material Adverse Effect" shall mean, assuming full utilization of the Facility, (i) a material adverse effect on the operation or the use of the Assets (including the cost thereof, whether or not considered as an expense under GAAP) in the manner currently operated or used and (ii) any material adverse effect on the ability of Sellers or Buyer to consummate and perform their obligations under this Agreement (without, in the case of this clause
(ii), giving effect to any change in the manner that the Assets are currently operated or used, or are intended to be used by Buyer, assuming full utilization of the Facility).

      1.34 "Material Permit" shall have the meaning set forth in Section 4.13 hereof.

      1.35 "Material Contract" shall mean each Contract set forth in Section 4.11(a) of the Disclosure Schedule.

      1.36 "MOU" shall mean the Memorandum of Understanding Regarding Greenwich's West Greenwich, RI Biopharmaceutical Facility executed by Buyer and AHP dated August 9, 2000, as amended.

      1.37 "Multiemployer Plan" means each employee benefit plan described in
Article VIII hereof that is a multiemployer plan, as defined in Section 3(37) of ERISA.

      1.38 "Net Assets" shall mean, collectively, (i) the sum of the book value of all the Assets of any kind, nature and description, (ii) minus the sum of the book value of the liabilities of Greenwich, each so determined in accordance with GAAP. Net Assets shall include, but not be limited to,

            1) fees of any legal counsel, accountants and other advisors, excluding any fees or costs of legal counsel and accountants directly related to the negotiations for the purchase and sale of the Shares contemplated herein, or for legal counsel who are employees of Greenwich, or for legal counsel and accountants of a Seller, or an Affiliate of a Seller other than Greenwich;
            2)    Inventory;
            3)    the Real Property;
            4)    the Personal Property;
            5)    the cost of obtaining approvals and Applicable Permits;
            6) the cost of obtaining agreements or cooperation from Governmental Authorities;
            7)    deposits;
            8)    prepaid expenses;
            9)    accounts payable and accrued expenses; and

            10)   all Facility Costs.

Regardless of the above, the Net Assets shall not include the Excluded Assets and Liabilities.

      1.39 "Permitted Encumbrances" shall have the meaning set forth in Section
4.7 hereof.

      1.40 "Person" shall mean an individual, a corporation, a partnership, an association, limited liability company or partnership, a trust or other entity, joint venture or organization, including a government or political subdivision or an agency or instrumentality thereof.

      1.41 "Personal Property" shall mean (i) all tangible personal property of Greenwich, including without limitation all machinery, equipment, furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel and other tangible property and all warranties and guaranties relating thereto (all of such warranties and guaranties are transferred to Buyer without recourse to Sellers).

      1.42 "Phase B" shall mean Buyer's planned construction of additional biotechnology manufacturing capacity on the land leased by Greenwich to Buyer under the Phase B Ground Lease.

      1.43 "Phase B Ground Lease" shall mean that ground lease, dated March 9, 2001, between Greenwich, as lessor, and Immunex Manufacturing Corporation, a wholly-owned subsidiary of Buyer, as lessee.

      1.44 "Project" shall have the meaning set forth in Section 6.2(a) hereof.

      1.45 "Purchase Price" shall have the meaning set forth in Section 2.1 hereof.

      1.46 "Real Property" shall mean all real property of Greenwich, as more fully described on Section 4.7(a) of the Disclosure Schedule, including the Facility and any other buildings, structures and improvements thereon, all off street parking rights and spaces, all fixtures, equipment and machinery attached thereto, all oil, gas and mineral rights related to the foregoing, all development rights, land use entitlements and rights in any off-site facilities and amenities servicing the land or any improvements located thereon, all air rights, water, water rights, and riparian rights, all rights in and to all strips and gores, all alleys adjoining the land, and all right in and to the land lying in the bed of any street, road or avenue, open or proposed adjoining the land, all right, title and interest in and to any condemnation award or to any payment in lieu thereof for any taking or for any change in grade of any street, road or avenue thereto and all easements, rights of way, reservations, privileges, appurtenances and other estates and rights pertaining thereto owned by Greenwich and primarily related to the Facility and all warranties and guaranties relating thereto (all of such warranties and guaranties are transferred without recourse to Sellers).

      1.47 "Returns" shall mean all returns, declarations, reports, statements, and other documents required to be filed in respect of Taxes (as defined below), and any claims for refund of Taxes, including any amendments or supplements to any of the foregoing. The term "Return" shall mean any one of the foregoing Returns.

      1.48 "Seller Employees" shall have the meaning set forth in Section 7.11 hereof.

      1.49 "Sellers' Employee Benefit Plans" shall mean all employee benefit plans applicable to Sellers' employees, including the Facility Employees, including but not limited to Sellers' Savings Plan, Sellers' Retirement Plan, Sellers' Retiree Benefits Plans, Sellers' Spending Account Plans, as well as Sellers' medical, insurance, holiday, vacation, stock option, stock incentive plans, and any other employee benefit plan, fund, policy or program.

      1.50 "Sellers Indemnified Claims" shall have the meaning set forth in
Section 11.2 hereof.

      1.51 "Seller Indemnitees" shall have the meaning set forth in Section 11.2 hereof.

      1.52 "Sellers Losses" shall have the meaning set forth in Section 11.2 hereof.

      1.53 "Shares" shall have the meaning set forth in the first WHEREAS clause of this Agreement.

      1.54 "Signing" shall mean the date of execution of this Agreement.

      1.55 "Steering Committee" shall have the meaning set forth in Section 6.2(b) hereof.

      1.56 "Successfully Manufactured" shall mean bulk drug substance Enbrel that has been produced at the Facility and meets (i) all applicable Enbrel bulk drug substance specifications, and (ii) applicable FDA regulatory requirements.

      1.57 "Suite A" shall mean Suites A and D of the Facility.

      1.58 "Suite A-3" shall mean Suite B of the Facility.

      1.59 "Tax" or "Taxes" shall mean any income, corporation gross receipts, profits, gains, capital stock, capital duty, franchise, withholding social security, unemployment, disability, property, wealth, welfare, stamp, excise, occupation, sales, use, value added, alternative minimum, estimated or other similar tax (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any Governmental Authority (whether national, local, municipal or otherwise) or political subdivision thereof, and any interest, penalties, additions to tax or additional amounts in respect of the foregoing, and including any transferee or secondary liability in respect of any tax (whether imposed by law, contractual agreement or otherwise) and any liability in respect of any tax as a result of being a member of an affiliated, consolidated, combined, unitary or similar group.

      1.60 "Technology Transfer Agreement" shall mean that certain technology transfer agreement between AHP and Buyer, to be entered into simultaneously with the Signing, substantially in the form of Exhibit B hereto.

      1.61 "Termination Date" shall have the meaning set forth in Section 10.1 hereof.

      1.62 "Transferred Books and Records" shall mean owner or use guides, all construction records and invoices related to the Facility, engineering and other manuals and drawings for operation of the Facility and the machinery and equipment contained therein, as well as all Applicable Permits, Contracts, utility bills and documents evidencing ownership of the Assets; provided, that Transferred Books and Records shall also include all books and records relating to the Assets or the manufacture of Enbrel (or copies thereof) including, but not limited to, all regulatory documents, Facility inspection records, validation records, protocols and standard operating procedures related thereto. Sellers shall be entitled to keep copies of any Transferred Books and Records, subject to confidentiality obligations to which Sellers are subject under this Agreement or other applicable agreements.

      1.63 "Transferred Employees" shall have the meaning set forth in Section
8.1 hereof.

      1.64 "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act.

      Certain other terms are defined as indicated throughout this Agreement.

                                   ARTICLE II.

                            THE SALE; PURCHASE PRICE

            2.1. PURCHASE AND SALE.

            Upon the terms and subject to the conditions of this Agreement, (i) Holdings shall sell, assign, transfer and deliver to Buyer the Shares, effective as of Closing, and (ii) Buyer shall purchase and accept the Shares from Holdings for an aggregate purchase price (the "Purchase Price") equal to the sum of (x) Sixty Million Dollars ($60,000,000), payable at Closing, (y) the Interest Payments, and (z) an amount equal to the book value of the Net Assets as of the Closing Date, payable as provided for herein. Sellers shall not charge or otherwise pass through to Immunex any cost of capital for any portion of the Purchase Price or Net Assets except as provided for in Section 2.2(c).

            2.2. NET ASSETS AND OTHER PAYMENTS.

            (a) Within one (1) day of Signing, Buyer shall pay Holdings fifty percent (50%) of the book value of the Net Assets as of the last day of the calendar quarter ending immediately prior to the Signing for which financial statements of Greenwich have been prepared and are available. Payment of the book value of the Net Assets shall be based upon an invoice furnished by Sellers to Buyer prior to the Signing, which invoice is accompanied by an unaudited statement of Net Assets and a calculation of the payment due under this Section 2.2(a). Buyer shall have dispute and audit rights as set forth in Section 2.2(e).

            (b) Buyer shall pay Holdings fifty percent (50%) of the sum of the book value of the Net Assets as of the last day of each calendar quarter following the quarter for which the book value of the Net Assets was calculated in Section 2.2(a) until the Closing, minus amounts previously paid by Buyer under this Section 2.2(b) of the Agreement or Section 2.2(a), within thirty (30) days after receipt of Sellers' invoice, which invoice shall be accompanied by an unaudited statement of Net Assets and a calculation of the payment due under this Section 2.2(b). Buyer shall have dispute and audit rights as set forth in Section 2.2(e).

            (c) Sellers shall invoice Buyer at the Signing, or as soon as practicable thereafter, for the "Interest Payment," as detailed below, and Buyer shall pay Holdings the Interest Payment within thirty (30) days after receiving the invoice. Interest at the Interest Rate began accruing on May 1, 2001 (as if the Signing had occurred on such date) on one-half (1/2) of the book value of the Net Assets as of such date and, thereafter, interest at the "Interest Rate" accrued as of the last day of each month with respect to one-half (1/2) of the book value of the Net Assets at the end of such month, up to and until the date of payment pursuant to subsection (a) above. So long as the Interest Payment is paid within such thirty (30) day period, no interest shall accrue after the payment pursuant to subsection (a) above. "Interest Rate" shall be defined as "the three-month LIBOR rate as published in the Wall Street Journal on May 1, 2001 plus 50 basis points and then on the first date of each calendar quarter plus 50 basis points, which shall be the interest rate for that calendar quarter. Buyer shall have dispute and audit rights as set forth in Section 2.2(e). Notwithstanding the foregoing, between November 8, 2001 and the date of the payment due under subsection (a) above, the Interest Rate shall be the applicable LIBOR rate plus 250 basis points, and if not paid prior to December 1, 2001, such rate shall be the applicable LIBOR rate plus 600 basis points.

            (d) On the Closing Date, Buyer shall pay Holdings (i) the Sixty Million Dollars ($60,000,000) referred to in Section 2.1(ii)(x) above, plus (ii) an amount equal to the estimated book value of the Net Assets as of the Closing Date, or another date mutually agreed to by the parties, minus the sum of all of the amounts previously paid by Buyer pursuant to Sections 2.2(a) and 2.2(b) above. Not less than five (5) days prior to the Closing, Sellers shall provide Buyer an invoice detailing the amounts that will be payable at the Closing. As soon as practicable after the Closing, Sellers shall provide Buyer with an invoice detailing the actual book value of the Net Assets as of Closing and any amount due the Sellers or Buyer as a result of finalizing the actual book value of the Net Assets or the amounts previously paid by the Buyer. In addition, if Sellers pay any Facility Costs to any third party after the Closing, Sellers shall promptly provide Buyer with an invoice detailing such payment. Buyer shall pay all invoices provided by Sellers after the Closing within thirty (30) days after Buyer's receipt thereof. Buyer shall have dispute and audit rights as set forth in Section 2.2(e).

            (e) With each invoice submitted by Sellers to Buyer pursuant to
      Section 2.2(b) through (d), Sellers shall submit the applicable supporting documentation set forth in Exhibit C attached hereto, unless otherwise agreed by the parties. With respect to the invoice submitted pursuant to
      Section 2.2(a), Sellers shall submit such supporting documentation within twenty (20) days of Signing. Buyer may, upon reasonable advance notice to Sellers and during Sellers' usual business hours, examine or have Buyer's independent public accountants examine Sellers' books and records related to any invoice delivered pursuant to Section 2.2 and Section 2.4. Buyer may, in good faith, dispute amounts invoiced under Section 2.2 and Section
      2.4 by paying such invoice and thereafter raising the dispute after the Closing Date and within one hundred twenty (120) days after the Closing Date or, in the case of invoices provided pursuant to the third or fourth sentence of Section 2.2(d), the receipt of such invoice. In the event that Buyer disputes any invoiced amount, Buyer shall notify Seller in writing that Buyer disputes the accuracy or appropriateness of such invoiced amount and specify the particular respects by balance sheet line item in which Buyer believes that such invoiced amount is inaccurate or inappropriate. The parties shall negotiate in good faith to resolve any such dispute and shall exchange any documentation reasonably required to assist in such resolution.

            If Sellers agree with Buyer that the results of Buyer's review of such invoices properly indicates that that Buyer has been overcharged (net of any undercharges disclosed by such examination), Sellers shall pay Buyer the amount of the net overcharge, plus interest at the Interest Rate between the date of payment and thirty (30) days prior to the date of payment of the overcharge. In the event Sellers do not agree with Buyer's calculation, the parties shall negotiate in good faith to resolve any such dispute and shall exchange any documentation reasonably required to assist in such resolution. In the event that the parties cannot agree on the proper amount of the disputed calculation, the parties agree to select a mutually acceptable firm of nationally recognized independent public accountants to determine disputed amounts. If the parties cannot agree on an acceptable firm, each party shall submit the name of its independent public accountant, who shall mutually select the nationally recognized independent public accountants to resolve the dispute. (The firm chosen by the parties or their representatives to resolve the dispute shall be referred to herein as the "Accountants"). The parties agree to submit disputed items to the Accountants, pursuant to procedures established by the Accountants, whose determination shall be binding on the parties. In the event that the amount in the aggregate invoiced to Buyer exceeds by ten percent (10%) or more the amount owed to Sellers in the aggregate, as finally determined by the Accountant, the Sellers shall bear the cost of the review and determination by the Accountant. In all other cases, Buyer shall bear such costs.

            2.3 TRANSFER TAXES.

            All sales tax and assignment or transfer fees and taxes (exclusive of federal or state taxes on or measured by income) payable in connection with the transactions contemplated hereby shall be paid one-half by Sellers and one-half by Buyer.

            2.4. ADDITIONAL COSTS.

            If the Closing occurs after manufacture of commercial Enbrel at the Facility has begun, and Greenwich or a Seller has incurred costs associated with such manufacture prior to the Closing, and such costs cannot, in Sellers' opinion, be included within the book value of the Net Assets payable by Buyer hereunder in accordance with GAAP, such costs shall nevertheless be deemed to be included within Net Assets payable by Buyer in accordance with the terms hereof. Buyer shall have the dispute and audit rights set forth in Section 2.2(e) with respect to any such costs.

                                  ARTICLE III.

                                    CLOSING

            3.1. THE CLOSING.

            Unless this Agreement shall have been terminated in accordance with the terms hereof, on the terms and subject to the conditions of this Agreement, the closing of the sale and purchase of the Shares and the Assets and the consummation of the other transactions contemplated hereby (the "Closing") shall take place at the offices of American Home Products Corporation, Five Giralda Farms, Madison, New Jersey 07940 on (a) the later of (i) January 3, 2002 (it being understood that the parties intend to work together to have the Closing deemed effective January 1, 2002); or (ii) the next succeeding business day on which the last to be fulfilled or waived of the conditions set forth in Article 9 shall be fulfilled or waived in accordance with this Agreement or (b) at such other time, date or place as the parties may mutually agree upon in writing (the "Closing Date"). At the Closing, the parties to this Agreement will exchange funds, certificates and other documents specified in this Agreement. For purposes of this Agreement, the Closing will be treated as if it occurred at 12:01 a.m. on the Closing Date.

            3.2. DELIVERIES BY BUYER

            At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers the following:

            (a) the amounts specified in Sections 2.1 and 2.2 hereof, respectively, to be paid at Closing, payable by wire transfer of immediately available funds on the Closing Date to an account specified in writing by Sellers, with such notice of such account to be delivered to Buyer no less than two (2) business days prior to the Closing Date;

            (b) the certificate by an officer of Buyer required to be delivered pursuant to Section 9.2(c) hereof;

            (c) a certificate, signed by an authorized officer of Buyer, certifying (i)

Buyer's due organization and the fact that Buyer is current in payment of its franchise taxes, (ii) the corporate resolutions of Buyer authorizing the transactions contemplated by this Agreement, and (iii) the incumbency of officers of Buyer executing this Agreement and the other agreements, instruments or certificates delivered upon the Closing; and

            (d) such other instruments and documents, in form and substance reasonably acceptable to Buyer and Sellers, as may be reasonably necessary to effect the Closing.

            3.3. DELIVERIES BY SELLERS.

            At the Closing, Sellers shall deliver to Buyer the following:

            (a) certificates representing the Shares duly endorsed for transfer to Buyer or accompanied by stock powers duly executed in blank;

            (b) the certificate by officers of Sellers required to be delivered pursuant to Section 9.3(c) hereof;

            (c) a certificate, signed by authorized officers of Sellers, certifying (i) the due organization and good standing of Sellers, (ii) the corporate resolutions of Sellers authorizing the transactions contemplated by this Agreement, and (iii) the incumbency of officers of Sellers executing this Agreement and the other agreements, instruments or certificates delivered upon the Closing;

            (d) the stock books, stock ledgers, minute books and corporate seals of Greenwich;

            (e) all consents and approvals of third parties (including Governmental Agencies) that are required to transfer the Shares;

            (f) a Foreign Investment in Real Property Tax Act Affidavit pursuant to Section 1445(b)(2) of the Code duly executed by Holdings, which affidavit shall indicate that no federal withholding shall be required;

            (g) such other instruments and documents, in form and substance reasonably acceptable to Buyer and Sellers, as may be reasonably necessary to effect the Closing; and

            (h) letters of resignation executed by the directors and officers of Greenwich.

            3.4. FURTHER ASSURANCES.

            From time to time, at Buyer's or Sellers' request, whether at or after the Closing Date, Buyer or Sellers, as the case may be, shall execute and deliver such further instruments of conveyance, transfer and assignment, cooperate and assist in providing information for making and completing regulatory filings, and take such other actions as Buyer or Sellers, as the case may be, may reasonably require of the other party to more effectively assign, convey and transfer to such party the Shares, as contemplated by this Agreement.

                                  ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

            Sellers hereby represent and warrant to Buyer as follows (except to the extent that any representations or warranties are affected by conduct of Buyer, its employees, agents or advisors, and Sellers are not aware of such conduct):

            4.1 ORGANIZATION.

            (a) Greenwich is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Greenwich has the requisite corporate power and authority to own, operate or lease the properties that it purports to own, operate or lease and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign corporation and is in good standing in each domestic or foreign jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such licensing or qualification necessary.

            (b) Each of Sellers is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            (c) Holdings is not, and as of the Closing shall not be, a "foreign person" as defined in Section 1445 of the Code and any related regulations.

            4.2. CAPITALIZATION OF GREENWICH.

            The authorized and issued capital stock of Greenwich consists of one thousand (1,000) shares of common stock, no par value per share, all of which are validly issued, outstanding, fully paid and non-assessable. All of the Shares are owned by Holdings, free and clear of any security interests, liens, claims, pledges, rights of first refusal or other encumbrances of any nature whatsoever. There are no outstanding rights of first refusal or offer, preemptive rights, options, warrants, conversion rights, stock purchase rights or other agreements, either directly or indirectly, for the purchase or acquisition from Greenwich or the Sellers of any securities of Greenwich. Greenwich is not a party or subject to any agreement or understanding and, to the knowledge of Greenwich or the Sellers, there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any securities of Greenwich or the voting by any director of Greenwich.

            4.3. CORPORATE AUTHORITY. Each of the Sellers has the full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Sellers of the Agreement have been duly authorized by all requisite corporate action of Sellers. This Agreement has been duly executed and delivered by Sellers, and (assuming due execution and delivery by Buyer) this Agreement constitutes a valid and binding obligation of Sellers, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

            4.4. NO VIOLATION. Except as disclosed in Section 4.4 of the Disclosure Schedule, the execution, delivery and performance by Sellers of this Agreement do not and will not contravene or conflict with (a) in any material respect any Applicable Laws (assuming compliance with the applicable requirements of the HSR Act), (b) the articles or certificate of incorporation or by-laws of Sellers or Greenwich, (c) in any material respect any mortgage, deed of trust, lease, note, contract, agreement, bond, indenture, license, permit, or trust to which Sellers or Greenwich are or any one of them is a party, or (d) in any material respect, any judgment, order, writ, injunction, consent decree or decree of any court, Governmental Authority, administrative agency or arbitrator to which Sellers or Greenwich are or any one of them is a party;

that in any case would prevent or be violated by or under which there would be a default as a result of, the execution, delivery and performance by either of the Sellers of this Agreement and the consummation of the transactions contemplated hereby. Except as disclosed in Section 4.4 of the Disclosure Schedule, and assuming material compliance with any applicable requirements of the HSR Act, no material consent, approval, or authorization of or declaration or filing with any Person or Governmental Agency is required for the valid execution, delivery and performance by Sellers of the Agreement and the consummation by Sellers of the transactions contemplated hereby.

            4.5 LITIGATION.

            Except as disclosed in Section 4.5 of the Disclosure Schedule attached hereto, as of the date hereof, there is no in rem proceeding with respect to the Assets or any action, suit, dispute or governmental, administrative, arbitration or regulatory proceeding pending or, to Sellers' knowledge, threatened against Greenwich.

            4.6. FINANCIAL STATEMENTS; ABSENCE OF CERTAIN CHANGES OR EVENTS.

            (a) Sellers and Greenwich have delivered to Buyer (a) unaudited balance sheets of Greenwich as of December 31, 2000 and (b) an unaudited balance sheet of Greenwich as of September 30, 2001. All the foregoing financial statements are herein referred to as the "Greenwich Balance Sheets." The account balances (assets and liabilities) of the Greenwich Balance Sheets have been determined in accordance with GAAP on a basis consistent with Sellers' accounting practices for capital projects and fairly present the Net Assets of Greenwich as of the dates indicated. All of the assets primarily related to the Project and the Facility are assets of Greenwich and not of Seller, or any other Affiliate of Seller. Greenwich has no liabilities or obligations of any nature (absolute, contingent or otherwise) that are required by GAAP to be included in the Greenwich Balance Sheet and that are not fully reflected or reserved against therein, except liabilities or obligations incurred since the date of the Greenwich Balance Sheet in the ordinary course of business. Greenwich is not a guarantor, indemnitor, surety or other obligor of any indebtedness for borrowed money of any other Person.

            (b) Except for transactions specifically contemplated in this Agreement, since September 30, 2001 and except for actions taken in the ordinary course of business, neither Greenwich nor any of its officers or directors in their representative capacities on behalf of Greenwich have:

                  (i) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business;

                  (ii) granted any increase in the compensation of employees;

                  (iii) suffered any change having a Material Adverse Effect;

                  (iv) borrowed or agreed to borrow any funds except
            intercompany transactions;

                  (v) except to the extent related to the construction of the
            Facility, purchased or sold, transferred or otherwise disposed of any of its material properties or Assets (real, personal or mixed, tangible or intangible);

                  (vi) made any change in accounting methods or practices or internal control procedure;

                  (vii) issued any capital stock or other securities; or

                  (viii) agreed, whether in writing or otherwise, to take any action described in this Section 4.6 (b).

            4.7. TITLE TO PROPERTIES; ABSENCE OF LIENS.

            (a) Section 4.7 of the Disclosure Schedule lists all Real Property and includes a legal description thereof. Greenwich represents and warrants that it (1) has fee simple title to the Real Property and (2) has good title to all of the Personal Property, in the case of clauses (1) and
      (2), free and clear of any Encumbrances, except for the following, which are referred to collectively as "Permitted Encumbrances":

                  (i) Encumbrances set forth in Section 4.7(a) of the Disclosure
            Schedule;

                  (ii) Encumbrances of record;

                  (iii) Encumbrances related to the Phase B construction project or otherwise caused by Buyer;

                  (iv) Encumbrances for taxes, assessments or governmental
            charges (including, without limitation, any assessments relating to the Real Property), or mechanics', workmen's, materialmen's or similar liens, in each case that are (A) not delinquent or (B) which are being contested in good faith and are listed on Section 4.7(a)(iii) of the Disclosure Schedule.

                  (v) Encumbrances that are reflected in the following: Title
            Policy No. 5312-669278 dated September 27, 1999 issued by Fidelity National Title Insurance Company of New York; and

                  (vi) Encumbrances that an accurate survey of the Real Property would disclose; provided, however, that any such Encumbrance described in this clause (vi) shall not constitute a Permitted Encumbrance if (x) such Encumbrance is not shown or disclosed on that survey of the Real Property entitled "Plan of Land in West Greenwich and Coventry Rhode Island surveyed for American Home Products Corporation by Marrier Surveying Inc. August 1999" and (y) such Encumbrance has or would reasonably be expected to have, a Material Adverse Effect.

                  Greenwich has no leasehold interest in any real property
            related to the Facility nor has Greenwich leased (as lessor) or pledged all or any part of the Assets, except in connection with the Phase B Ground Lease, License and Indemnity Agreement, Easement Agreement and the EDC Ground Lease.

            (b) The Real Property contains approximately seventy-three (73) acres and the Facility on the Real Property contains a total of at least two hundred thousand (200,000) square feet of floor area. To Sellers' knowledge, except as shown in a survey referred to in Section (a) above, all buildings, structures and other material improvements, including, but not limited to, any driveways, garages, parking areas and stalls, fences, overhangs, storage, docking and loading areas, landscaped areas and sewer systems, and all means of access to the Real Property are located completely within the boundary lines of the Real Property and do not encroach upon or under the property of any other Person in any material respect. Except as disclosed in Section 4.7(b) of the Disclosure Schedule, no improvements constructed on the property of any other Person encroaches upon or under the Real Property in a manner that would be reasonably likely to cause a Material Adverse Effect. To Sellers' knowledge, except as shown on the survey referred to in Section 4.7(a) above, there is no other Person or any property of any other Person that encroaches upon the Real Property such that any such encroachments, either alone or in the aggregate, would be reasonably likely to have a Material Adverse Effect. The Real Property abuts a public way or a private way to which the Buyer shall have both pedestrian and vehicular access and such private way is duly laid out or accepted as such by the city or town in which the Real Property is located.

            (c) Upon consummation of the transactions contemplated hereby, Buyer, by purchasing the Shares, will have acquired fee simple title to the Real Property, the Personal Property, and all other Assets owned by Greenwich free and clear of all

      Encumbrances other than Permitted Encumbrances (and other than Encumbrances or other defects in title attributable to facts or circumstances related to, or actions taken by, Buyer).

            4.8. CONDITION OF PHYSICAL ASSETS; INTELLECTUAL PROPERTY.

            (a) Except as disclosed in Section 4.8 of the Disclosure Schedule, to Sellers' knowledge, the buildings, structures, and improvements on the Real Property (including the Facility) and the Personal Property (in the aggregate) are in good working order, normal wear and tear excepted, taking into account that the Facility remains under construction and no representation is being given as to the operational effectiveness of the Facility. No costs referred to in Section 2.4 have been incurred to date, and assuming a Closing of January 3, 2001, no such costs are reasonably foreseeable prior to Closing.

            (b) Greenwich does not own any registered trademarks, tradenames, copyrights or patents, nor does a Seller own any such intellectual property rights primarily related to the Assets.

            4.9. EMPLOYEE MATTERS. (a) Section 4.9(a) of the Disclosure Schedule sets forth the name, title and present salary of each present employee of Greenwich listed on the payroll for the Facility as of the date hereof ("Facility Employees"). Except as set forth in Section 4.9(a) of the Disclosure Schedule, neither Greenwich nor Sellers are a party to or bound by any collective bargaining or other labor agreement with respect to the Facility Employees, and there are no labor unions or other organizations representing or, to the knowledge of the Sellers, purporting to represent or attempting to represent, any Facility Employees.

            (b) Neither the Sellers nor any of their Affiliates are currently required to contribute to any Multiemployer Plan, nor have they been assessed liability for any Multiemployer Plan. The Sellers are not subject to and do no reasonably expect to incur any withdrawal liability under Title IV of ERISA which Sellers or their Affiliates will not be able to satisfy.

            (c) Sellers maintain the Sellers' Savings Plan which is intended to be tax-qualified under Section 401(a) of the Code (and the trust related thereto) and such Plan is intended to be tax exempt under Section 501(a) of the Code. The Sellers' Savings Plan has a favorable determination letter from the Internal Revenue Service covering the Tax Reform Act of 1986 and, to the knowledge of Sellers, such letter has not been revoked nor has such Plan been amended in any respect or any actions taken or operational defects occurred since the receipt of such letter which would result in the disqualification of Sellers' Savings Plan by the Internal Revenue Service.

            (d) Except for any routine contributions owed by Greenwich on behalf of the Transferred Employees to one or more of Sellers' Employee Benefit Plans for a period preceding the Closing Date, and except as set forth in
      Article VIII, Buyer shall not incur any liability with respect to the Sellers' Employee Benefit Plans as a result of (i) the

      Transferred Employees' cessation of participation in such Sellers' Employee Benefit Plans on the Closing Date, (ii) any claims under such Sellers' Employee Benefit Plans arising on, prior to, or after the Closing Date, (iii) any failure by the Sellers, Greenwich, any ERISA Affiliate of a Seller or Greenwich, or any third party to comply with any provision of ERISA or the Code or any other Applicable Law; or (iv) the imposition of any term under a Sellers' Employee Benefit Plan which is triggered by the consummation of the transactions described in this Agreement.

            4.10. COMPLIANCE WITH LAW. Except as disclosed in Section 4.10 of the Disclosure Schedule attached hereto, (a) the operation of the Facility is being conducted in compliance with, and the Real Property and all Assets comply with all Applicable Laws, as of the date hereof, except for violations, if any, which singly or in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect, (b) to the knowledge of Sellers, the operation of the Facility has been conducted in compliance with, and the Real Property and all Assets have complied with, all Applicable Laws, from September 24, 1999 up to the date hereof, except for violations, if any, which singly or in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect. Except as disclosed in Section 4.10 of the Disclosure Schedule, all Applicable Permits required in connection with the operation of the Facility as currently operated, have been obtained and are in full force and effect and are being complied with in all material respects, except for such failures which singly or in the aggregate have not had, and would not reasonably be expected to have, a Material Adverse Effect.

            4.11. CONTRACTS AND COMMITMENTS. (a) Section 4.11(a) of the Disclosure Schedule attached hereto sets forth a complete and accurate list of each contract, agreement, understanding, arrangement or commitment relating to the Facility or the Assets outstanding as of the date hereof to which Sellers or Greenwich is a party and which:

                  (i) imposes a right of first refusal, option or other restriction with respect to any Asset; or

                  (ii) is or contains a lease, license (other than software, shrinkwrap licenses), joint venture agreement, partnership agreement or similar contract or arrangement, or confidentiality agreement;

                  (iii) is or contains a non-competition agreement or other agreement which limits the freedom of Sellers or Greenwich to own, operate, sell, transfer, pledge, or otherwise dispose of or encumber any Asset or that would bind any other assets of Buyer now or in the future;

                  (iv) is a contract involving more than $100,000 in payments or receipts annually, except for purchase orders entered into in connection with the construction of the Facility or entered into in the ordinary course of business; or

                  (v) is a contract that guarantees any indebtedness of any other Person in excess of $100,000 in the aggregate.

The contracts, agreements, understandings, arrangements, and commitments set forth on Section 4.11(a) of the Disclosure Schedule are hereinafter collectively referred to as the "Material Contracts".

            (b) Each Material Contract is a valid and binding agreement of Sellers or Greenwich, as the case may be. There is no material default by the Sellers or Greenwich or, to the knowledge of the Sellers, by any third party, under any Material Contract. A true and complete copy of each Material Contract will be made available to Buyer and as of the Closing will have been made available to Buyer.

            4.12. BROKERS AND INTERMEDIARIES. Neither the Sellers nor their Affiliates or any of them has employed or dealt with any broker or finder in connection with the transactions contemplated by this Agreement which would be entitled to a broker's or finder's, or similar fee or commission in connection therewith or upon the consummation thereof.

            4.13. LICENSES AND PERMITS. Section 4.13 of the Disclosure Schedule attached hereto correctly describes each material Applicable Permit, together with the name of the Governmental Authority issuing such license or permit (the "Material Permits"). Except as set forth in Section 4.13 of the Disclosure Schedule, to Sellers' knowledge, such Material Permits are valid and in full force and effect.

            4.14. ENVIRONMENTAL MATTERS.

            To the knowledge of Sellers, each of the representations and warranties set forth in subsections (a) through (e) of this Section 4.14 is true and correct with respect to the Assets, except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct would not reasonably be expected to have a Material Adverse Effect.

            (a) Except as set forth in Section 4.14(a) of the Disclosure Schedule, no Hazardous Materials are present in, on, or under the Real Property, including, without limitation, the soil and groundwater thereunder;

            (b) Except as set forth in Section 4.14(b) of the Disclosure Schedule, the Real Property and all operations and facilities at the Real Property as operated since September 24, 1999 have been in compliance in all material respects with all Environmental Laws, and all governmental approvals, Applicable Permits and licenses required under Environmental Laws for the Real Property and all operations and facilities of the Real Property as operated since September 24, 1999 have been obtained and are in full force and effect and are being complied with in all material respects;

            (c) Except as set forth in Section 4.14 (c) of the Disclosure Schedule, neither the Sellers, Greenwich nor any of their Affiliates have received any written governmental complaint, notice of violation, alleged violation, or investigation or notice of potential liability or of potential responsibility regarding environmental protection matters or permit compliance with regard to the Real Property which either singly or in the aggregate would constitute a Material Adverse Effect;

            (d) Except as set forth in Section 4.14(d) of the Disclosure Schedule, Hazardous Materials have not been generated, stored, transported, treated or disposed of on the Real Property or transferred from the Real Property to any other location except in compliance in all material respects with all Environmental Laws in effect at the time of such activities, and

            (e) Except as set forth in Section 4.14(e) of the Disclosure Schedule, since September 24, 1999 there have been no governmental, administrative actions or judicial proceedings pending or threatened under any Environmental Laws to which the Sellers or Greenwich are named or to be named as a party with respect to the Real Property or any Hazardous Materials transferred from the Real Property, nor have there been any consent decrees or other decrees, consent orders, administrative orders or other orders, under any Environmental Law with respect to any of the Real Property.

Anything in this Agreement to the contrary notwithstanding, this Section 4.14 and Section 4.5 hereof shall be the exclusive representation and warranty of Sellers under this Agreement relating to environmental matters.

            4.15. TAXES.

            (a) On or prior to the date hereof, Sellers and Greenwich have properly completed and filed on a timely basis and in the correct form all Returns with respect to Greenwich or the Assets required to be filed on or prior to the date hereof (taking into account any extensions) that a reasonable person would deem material. As of the time of filing, the foregoing Returns correctly reflected, in all respects that a reasonable person would deem material, the facts regarding income, business, assets, operations, activities, status or other matters therein or any other information required to be shown thereon. In particular, and without in any manner limiting the foregoing, none of the foregoing Returns contains any position which is or would subject Greenwich, a Seller, or Buyer to penalties under section 6662 of the Code (or any corresponding provision of state, local or foreign tax law).

            (b) With respect to all amounts in respect of Taxes imposed upon Greenwich, or for which Sellers or Greenwich are or could be liable related to the Assets, with respect to all taxable periods (or portions thereof) ending on or before the Signing or the Closing Date, as applicable, all material applicable tax laws and agreements have been fully complied with, and all such amounts required to be paid to taxing authorities or others on or before the date hereof have been fully and timely paid.

            (c) Except as set forth on Section 4.15(c) of the Disclosure Schedule, (i) other than with respect to Returns for which AHP files on a consolidated, combined or unitary basis, no issues have been raised (and are currently pending) by any taxing authority in connection with any Returns of Greenwich or Sellers related to the Assets, (ii) other than with respect to Returns for which AHP files on a consolidated, combined or unitary basis, no extensions or waivers of statutes of limitation with respect to any Returns of Greenwich or Sellers related to the Assets have been given by or requested by Greenwich or Sellers, and (iii) there are no liens for Taxes (other than Permitted Encumbrances) upon the Assets.

            4.16. DISCLAIMER. Except as expressly set forth in this Agreement, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES (WHETHER EXPRESS OR IMPLIED) OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE OR OTHERWISE IN REGARD TO THE ASSETS.

            4.17. DISCLOSURE IN SCHEDULES. Any disclosure contained in any section of the Disclosure Schedule to this Agreement shall, should the disclosure be relevant to any other section of the Disclosure Schedule to this Agreement, be deemed to be disclosed with respect to that other Schedule to the Agreement where such disclosure and its significance would be reasonably obvious to the party to whom the disclosure is made. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Sellers in this Agreement or is material, nor shall such information be deemed to establish a standard of materiality.

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Sellers that:

            5.1. ORGANIZATION. Buyer is a corporation duly organized and validly existing under the laws of the State of Washington and has paid all excise taxes required by the Washington Department of Revenue.

            5.2. CORPORATE AUTHORITY. Buyer has full corporate power and authority to enter into the Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due execution and delivery by Sellers) this Agreement constitutes a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

            5.3. NO VIOLATION. The execution, delivery and performance by Buyer of this Agreement do not and will not contravene or conflict with:

            (a) assuming compliance with the applicable requirements of the HSR Act, in any material respect, any Applicable Laws;

            (b) the articles or certificate of incorporation or by-laws of Buyer;

            (c) in any material respect, any mortgage, deed of trust, lease, note, contract, agreement, bond, indenture, license, permit or trust to which Buyer or any of its Affiliates is a party; or

            (d) in any material respect, any judgment, order, writ, injunction or decree of any court, governmental body, Governmental Authority, or arbitrator, to which Buyer or any of its Affiliates is a party, that, in any case, would prevent or be violated by, or under which there would be a default as a result of, the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby. Assuming compliance with any applicable requirements of the HSR Act, no material consent, approval or authorization of or declaration or filing with any Person or Governmental Authority is required for the valid execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

            5.4. FINANCIAL ABILITY TO PERFORM. As of the Closing Date, the Buyer will have sufficient funds to pay the Purchase Price on the terms and conditions contemplated by this Agreement. The Buyer acknowledges and agrees that the Buyer's performance of its obligations under this Agreement is not in any way contingent upon the availability of financing to the Buyer.

            5.5. BROKERS AND INTERMEDIARIES. Neither the Buyer nor its Affiliates or any of them has employed any broker or finder in connection with the transactions contemplated by this Agreement which would be entitled to a broker's or finder's, or similar fee or commission in connection therewith or upon the consummation thereof.

            5.6 DUE DILIGENCE. Prior to the Closing, Sellers and Greenwich shall afford to Buyer, its employees, accountants, counsel and other representatives full access to (a) all of the Assets, books, Contracts, commitments, records and other document of Greenwich, and (b) all books, contracts, commitments, records and other documents of Sellers that are reasonably necessary for Buyer to evaluate and undertake the transaction contemplated by this Agreement. Sellers and Greenwich shall, prior to Closing, furnish promptly to Buyer all other information concerning the business, Assets, records and Facility Employees as Buyer may reasonably request for such purpose. In connection with such due diligence, as well as Buyer's participation in the operation of the Steering Committee and its management of the Assets (including the Facility) Buyer will, as of Closing, have performed a comprehensive due diligence investigation of the Assets and obtained a thorough understanding of the operation of the Assets. In the course of these activities, nothing has come to the attention of Buyer as of the Signing (that Sellers do not have actual knowledge of) that there is a material inaccuracy in any representation or warranty of Sellers contained herein and Buyer shall disclose to Sellers any such findings between Signing and Closing (that Sellers do not have actual knowledge of). Provided that Buyer has not breached the representation and warranty set forth above in this Section 5.6, no investigation conducted pursuant to this Section 5.6 or prior to the Closing shall be deemed to modify any representation or warranty made by Sellers or Greenwich herein or any obligation of Sellers or Greenwich hereunder.

                                   ARTICLE VI

                    CONDUCT OF BUSINESS PENDING THE CLOSING

            6.1. OPERATION OF FACILITY PRIOR TO THE CLOSING DATE.

            Sellers agree that, between the date hereof and the Closing, except as (i) contemplated by this Agreement, (ii) permitted by the prior consent of Buyer or as permitted pursuant to Section 6.2 hereof, (iii) a result of actions directly or indirectly under the authority or supervision of the Site Manger so long as the Site Manager is an employee of Buyer or its Affiliates, or (iv) pursuant to the approval or instructions of the Steering Committee:

            (a) Sellers shall cause Greenwich to use commercially reasonable efforts to maintain the Assets in their as-is condition, reasonable wear and tear excepted (it being understood that the facility is under ongoing construction). Sellers shall cause Greenwich to continue the construction of the facility in the ordinary course of business.

            (b) Sellers shall cause Greenwich to operate the Facility in compliance with all Applicable Laws in all material respects.

            (c) Sellers shall cause Greenwich not to do the following except in the ordinary course of business:

                  (i) enter into a legally binding commitment to sell, transfer, pledge or lease (as lessor) any asset that is or would be, had such asset not been sold or transferred, an Asset (or commit to do any of the foregoing) if such asset had a fair market value in excess of One Million Dollars ($1,000,000);

                  (ii) impose or permit to be imposed any Encumbrances, other than Permitted Encumbrances, upon the Shares or any of the Assets;

                  (iii) make any change in the amount of salary or other
            compensation of any Facility Employee;

                  (iv) Enter into any employment or severance agreement with any
            Facility Employee, or enter into any collective bargaining agreements or arrangements for the benefit of Facility Employees, except as may be required pursuant to existing agreements or Applicable Law;

                  (v) amend or otherwise change Greenwich's certificate of
            incorporation or by-laws;

                  (vi) issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or Encumbrance of (i) any shares of capital stock of Greenwich, or (ii) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of Greenwich;

                  (vii) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of Greenwich's capital stock or other securities;

                  (viii) acquire (including, without limitation, by merger,
            consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or division thereof or any material amount of assets not related to the ongoing construction of the Facility;

                  (ix) incur any indebtedness for borrowed money or issue any debt securities or guarantee the payment obligations for borrowed money of any third party Person,;

                  (x) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting methods, policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

                  (xi) make any Tax election or settle or compromise any Tax liability;

                  (xii) enter into any contract not related to the Project or the Facility, except any contract entered into in the ordinary course of business and consistent with past practice;

                  (xiii) authorize any single capital expenditure by Greenwich not related to the Project or the Facility which is in excess of one hundred thousand dollars ($100,000) or capital expenditures not related to the Project or the Facility which are, in the aggregate, in excess of five hundred thousand dollars ($500,000);

                  (xiv) agree to do any of the foregoing in this Section 6.1(c).

            6.2. PERMITTED ACTIONS.

            (a) Between the date hereof and the Closing Date, Buyer and Sellers, together with their respective Affiliates, shall retrofit Suite A of the Facility to accommodate the commercial manufacture of Enbrel, to perform the initial validation runs for Enbrel and to commence commercial production of Enbrel. Further, the parties have determined that, in lieu of building out Suite A-3, they will undertake the "Greenwich Project", pursuant to which Greenwich shall construct the administration building and parking facility planned to be located on the Real Property. (The retrofit of Suite A and the Greenwich Project are hereinafter collectively referred to as the "Project".) The Project shall be overseen by a Steering Committee, whose objective is to recognize and utilize the strengths and competencies of each party to perform the Project. All costs incurred by Sellers or Greenwich in performing their obligations under this Section 6.2(a) shall be reflected in the book value of the Net Assets even if not appropriate under GAAP to be included because such Greenwich Project is discontinued at the direction of the Steering Committee or the Buyer.

            (b) If not formed before the Signing, a Steering Committee shall be formed following the date hereof, which shall have six (6) members, with Buyer and Sellers each having the right to appoint three (3) members (the "Steering Committee"). The Steering Committee shall oversee the Project through the Closing Date and shall have the following powers and duties:

                  (i) The Steering Committee shall approve an annual budget for the Facility, including a capital budget;

                  (ii) the Steering Committee shall approve in advance any capital expenditures by any third party or by Sellers associated with the fill and finish of bulk drug substance Enbrel manufactured at the Facility;

                  (iii) the Steering Committee shall meet on at least a
                        quarterly basis or more frequently as necessary, and decisions of the Steering Committee shall be made by consensus. The Steering Committee shall endeavor to reach a consensus on all matters within its authority which are in dispute within a period of ten (10) days after receiving notification from either Buyer or Sellers that such dispute has been referred to the Steering Committee for resolution. If such a resolution cannot be reached in that time period (or earlier at the election of either party), the matter shall be referred to the Chief Operating Officer of Buyer and the President of AHP's Wyeth-Ayerst Division, or their designees, for resolution in a period of ten (10) days (or such other time period agreed by the parties) through good faith discussions, or if still unresolved, the parties shall endeavor in good faith to promptly agree upon a binding third party dispute resolution mechanism intended promptly and fairly to resolve the matter in dispute.

                  (iv) The Steering Committee shall be disbanded upon the Closing Date.

            (c) Sellers shall be permitted to cause Greenwich to transfer to Holdings by way of a distribution or otherwise all cash and cash equivalents held by Greenwich from time to time up to and including the Closing Date. In the event all such cash or cash equivalents are not transferred to Sellers at Closing, Sellers shall include such cash or cash equivalents in the invoice to be provided by Sellers to Buyer as soon as practicable after the Closing, pursuant to Section 2.2(c) of this Agreement.

            (d) Buyer may perform or have performed a construction cost audit of the Project. Sellers shall pay the costs of any such audit that occurs prior to Closing and include such cost in the book value of the Net Assets whether or not appropriate under GAAP to be included.

            (e) Buyer may perform or have performed a cost segregation analysis and state tax analysis of the Project. Sellers shall pay the costs of any such analyses that occur prior to Closing and include such costs in the book value of the Net Assets.

            (f) Buyer may take actions prior to Closing in order to facilitate the smooth transition of ownership and operation of Greenwich Holdings to Buyer. Such actions may include, but are not limited to, hiring of support and administrative staff and implementation of systems and processes consistent with those of Buyer. Any costs of such actions that are incurred by Sellers prior to Closing shall be included in the book value of the Net Assets whether or not appropriate under GAAP to be included.

            6.3. ACCOUNTING RECORDS.

            The accounting records supporting all expenditures of Greenwich shall include a classification of expenditures into the following categories:

            (a) Construction and make-ready Costs; (such costs shall further be supported by detailed listing of individual assets and related costs);

            (b) Facility testing costs (including all costs to test and validate the manufacturing processes and systems including the costs of performing the test production runs);

            (c) FDA filing costs (including all costs of preparing and filing the facility license application with the FDA);

            (d) FDA conformance runs (the cost of producing the lots of Enbrel that will be used to support the FDA filing);

            (e) Catalytica Facility validation costs; and

            (f) Start-up and operating costs (all costs incurred following completion of the FDA conformance runs).

                                  ARTICLE VII

                             ADDITIONAL AGREEMENTS

            7.1. ANCILLARY AGREEMENTS.

            Simultaneous with the Signing, AHP and Buyer will enter into the Collaboration Agreement, the Technology Transfer Agreement, [*]. Between Signing and Closing, it is anticipated that a Seller and Buyer will enter into a transition services agreement for certain services related to the operation of the Facility.

            7.2 ACCESS TO INFORMATION AND CONFIDENTIALITY.

            (a) During the period commencing on the date hereof and continuing through the Closing Date and, provided that the Closing occurs, for a period of at least six (6) years after the Closing Date or, with respect to any Taxes, the applicable statute of limitations, with respect to books and records reasonably deemed by Sellers to be necessary in connection with (i) the preparation or examination of Tax Returns, (ii) the Excluded Assets and Liabilities, and (iii) financial reporting, Buyer shall afford to the Sellers and to Sellers' accountants, counsel, and other representatives, reasonable access to all of the Assets, books, Contracts, commitments, records, facilities, technical and personnel information, and, during such period, shall furnish reasonably promptly to Sellers all documents and information concerning the Assets and Transferred Employees as Sellers may reasonably request; provided that the above activities do not interfere unreasonably with the conduct of the business of Buyer and provided further that Buyer shall not be required to disclose any documents or information related to Transferred Employees that would violate any Applicable Law.

            (b) Any information that Buyer discloses to Sellers, or to which Sellers have access, as a result of Section 7.2(a) above shall be deemed "Buyer Confidential Information" if such information (i) is designated as "Confidential" in writing at the time of any written disclosure or (ii) even if not so identified as "Confidential", would reasonably be identified or understood by Sellers as the confidential or proprietary information of Buyer. Buyer Confidential Information shall not, however, include:

            (1) information which was already known by the Sellers at the time of its disclosure hereunder, as evidenced by Sellers' written records;

            (2) information disclosed to Sellers by a third party lawfully in possession of such information and not under an obligation of nondisclosure to Buyer in respect thereof;

* Confidential Treatment Requested.

            (3) information which at the time of disclosure is or subsequently becomes patented, published or otherwise part of the public domain, except by breach of this Agreement by Sellers;

            (4) information developed by Sellers independently of information obtained from Buyer; or

            (5) information which is required to be disclosed by law, regulation or the order of a judicial or administrative authority; provided, however, that Sellers (A) give Buyer prompt written notice prior to disclosure by Sellers to permit Buyer to seek a protective order or other similar order with respect to Buyer Confidential Information, and (B) thereafter disclose only the minimum Buyer Confidential Information required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained by Buyer.

      Unless Sellers have obtained Buyer's prior written consent, Sellers shall hold confidential all Buyer Confidential Information, shall not disclose it to any third party, and shall use it only for purposes consistent with this Agreement. The provisions of this Section 7.2(b) shall survive the expiration or termination of this Agreement or the Closing, whichever occurs first, for a period of four (4) years from the each such disclosure of Confidential Information; provided, however, that with respect to Buyer Confidential Information related to the Facility Employees, the provisions of this Section 7.2(b) shall survive indefinitely; and provided further that this Agreement shall not be deemed to alter any prior confidentiality obligations among the parties, including those related to Enbrel or the manufacture thereof.

            (c) During the period commencing on the Signing and continuing through the Closing Date, Sellers (i) will give and will cause Greenwich to give to Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to all of the offices, properties, books, records, Contracts, commitments, facilities, technical information, and personnel of Sellers or Greenwich relating to the Assets,
      (ii) will permit and facilitate any reasonable interview process for potential continued employment of the Facility Employees with Buyer, and
      (iii) will give and will cause Greenwich to give to Buyer reasonable access to Greenwich's engineering and other Facility Employees to provide planning and technical assistance related to Buyer's intended use of the Assets after the Closing as Buyer may reasonably request.

            7.3 REGULATORY FILINGS.

            Each of the parties hereto will furnish to the other party hereto such necessary information and reasonable assistance as such other party may reasonably request in connection with its preparation of necessary filings or submissions to any Governmental Authority. Buyer and Sellers each agree to file any information required by the HSR Act as soon as reasonably practicable after the date hereof and each agrees promptly to supplement such information and promptly use commercially reasonable efforts to effect compliance with the conditions specified in Article 9 hereof and shall cooperate with one another to furnish promptly to Governmental Authorities any additional information reasonably requested by them in connection with such filings. Neither party shall be required, however, to divest or outlicense products or assets or change its business or intended use of the Facility if doing so is a condition of obtaining approval under the HSR Act or other governmental approvals of the transaction contemplated by this Agreement. Each of the parties shall use commercially reasonable good faith efforts to eliminate any concerns on the part of federal or state antitrust authorities, including, without limitation, cooperating in good faith with any government investigation, including prompt production of documents and information demanded by a second request for documents and of witnesses if requested. Each party will consult and cooperate with the other party and will consider in good faith the view of the other party in connection with any analysis, appearance, presentation, memorandum, brief, opinion or proposal made or submitted in connection with any action, request or investigation under or relating to the HSR Act or any other national, federal or state antitrust, competition or fair trade law.

            7.4 COMMERCIALLY REASONABLE EFFORTS.

            Each of the parties hereto shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions of the Closing, including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered.

            7.5 NOTICES OF CERTAIN EVENTS.

            Sellers shall promptly notify Buyer, and Buyer shall promptly notify Sellers, as the case may be, of:

            (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

            (b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

            (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of the notifying party's knowledge threatened against, relating to or involving or otherwise affecting Sellers, Buyer, the Shares or the Assets that, if pending on the date of this Agreement, would have been required to have been disclosed hereunder or that relate to the consummation of the transactions contemplated by this Agreement.

            7.6 START-UP AND OPERATION OF THE FACILITY.

            During the period of Sellers' ownership of the Shares, and thereafter for such transition period as may be agreed to by the parties (which period shall not be longer than the period set forth in the Technology Transfer Agreement), a reasonable number of Buyer and Sellers and Sellers' Affiliates personnel shall be involved in all aspects of start-up and operation of the Facility as are agreed by the parties, and shall also have access to all engineering, manufacturing, quality assurance, quality control, regulatory, and all other documentation related to the Facility and the Enbrel product(s) manufactured at the Facility to facilitate Sellers' and its Affiliates' knowledge and understanding of manufacturing commercial quantities of Enbrel; provided, however, that the above activities do not interfere unreasonably with the business of Buyer, and provided further that, during the term of either party's ownership of the Shares, and consistent with the terms hereunder, such party will have ultimate decision making authority with respect to day-to-day operations of the Facility.

            7.7 CAPITAL IMPROVEMENT CONTRACTS.

            Sellers shall allow Buyer to (a) review and approve each contract entered into after the Signing involving capital improvements to the Facility which would reasonably be expected to result in payments by or on behalf of Sellers or Greenwich greater than Three Million Dollars ($3,000,000) in the aggregate, (b) review and consult with Sellers on all contracts involving the Facility and its operation of duration greater than one (1) year which would reasonably be expected to require payments by or on behalf of Sellers or Greenwich in an amount greater than Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate under such contract and (c) review and approve each contract involving the fill and finish of Enbrel produced at the Facility. Buyer shall be a party to each such contract under clause (c) of this Section 7.7, and to the extent practicable, Sellers shall name or shall cause Greenwich to name Buyer a third party beneficiary under each such contract under clauses (a) and
(b) of this Section 7.7.

            7.8 BUYER PERSONNEL COSTS.

            Technical assistance provided by Buyer to Sellers related to the Enbrel manufacturing process shall be governed by the Technology Transfer Agreement.

            7.9 STAFFING.

            For periods prior to the Closing, and then following the Closing, Sellers and Buyers shall enter into the respective [*]. Between the Signing and the Closing Date, Buyer and Sellers shall consult with each other in good faith on all hires at or relating to the Facility for the position of manager and above and for key technical positions. Neither Sellers nor Greenwich shall hire any such prospective employee whose titles are Manager or above who is likely to become a Transferred Employee if Buyer has a good faith reasonable objection to such employee that does not violate any Applicable Law.

            7.10 FACILITY USE.

            Buyer will have complete access to the Facility through the Closing Date, subject to standard safety and security procedures, to facilitate Buyer's participation in the Project. As

* Confidential Treatment Requested.

between the parties, Buyer shall have the final authority with respect to decisions related to Phase B, including general timelines relating thereto, and with respect to conceptual design, basic engineering and detailed engineering. Such general timelines for Phase B shall be conducted in a manner which does not materially impact the schedule for the retrofit of Suite A.

            7.11 TRANSFER OF SELLER EMPLOYEES.

            Buyer acknowledges that as of the Signing, there are approximately [*] of Sellers or their Affiliates working at the Facility. Such employees are not deemed to be Facility Employees, and will not be deemed to be Transferred Employees at the Closing. Notwithstanding the proceeding sentence, the parties agree that coincident with, or prior to Closing, Sellers may transfer the number of persons (having the job titles indicated) preliminarily set forth in Section 7.11(a) of the Disclosure Schedule (which such Disclosure Schedule may be updated until Closing) from the Facility to one or more of Sellers' biopharmaceutical manufacturing facilities to ensure their successful construction, start-up and operation (collectively, the "Sellers Employees"). The total number of Seller Employees shall not, under any circumstances, exceed [*] percent ([*]%) of the total number of Facility Employees at the time of the Signing. Sellers shall, not later than the Closing, provide Buyer written notice of each such Seller Employee, and in all cases, shall give Buyer at least [*] months' written notice of the transfer of each Seller Employee, in order to allow Buyer sufficient time to recruit and to train replacement personnel at the Facility; provided, however, that upon Buyer's written consent, such consent not to be unreasonably withheld, such written notice period may be shortened.

            Seller Employees shall not become Transferred Employees pursuant to
Section 8.1(a) hereof, but shall remain or become employees of one of the Sellers or their Affiliates. Seller Employees shall remain on the payroll of Sellers and be covered by Sellers' Employee Benefit Plans and insurance coverage, including workers compensation, after the Closing. Seller Employees shall remain employed at the Facility until the earlier of the date Seller Employees are no longer needed upon mutual agreement between Buyer and Seller, or the end of the written notice period. If any Seller Employees are performing activities or services at the Facility that contribute to the operation of the Facility or the manufacture of Enbrel at the Facility, Buyer shall reimburse Seller for the full allocated costs associated with the Seller Employees after the Closing Date [*].

            7.12 ASSIGNMENT OF BUYER EMPLOYEES

                  [*]. In addition, prior to Closing, Buyer may assign one or more of its employees to the Facility to ensure the successful transition of the business. Buyer may also, after being notified by Sellers of the identity of Seller Employees in Section 7.11, hire replacement workers. Buyer's employees assigned to work at the Facility, and replacement workers Buyer hires to work with Seller Employees prior to Closing (collectively "Buyer

* Confidential Treatment Requested.

Transition Employees") shall remain on or be assigned to the payroll of Buyer and shall not be covered by Sellers' Employee Benefit Plans and insurance coverage, including workers compensation. If any Buyer Transition Employees are performing activities or services at the Facility that contribute to the operation of the Facility or the manufacture of Enbrel at the Facility, Sellers shall reimburse Buyer for the full allocated costs associated with the Buyer Transition Employees prior to the Closing Date [*].

            7.13 TRANSFER OF PERMITS; CONTRACTS .

            Before and, to the extent necessary after, the Closing, Sellers shall use, and shall cause Greenwich to use, commercially reasonable efforts to assist Buyer (without any obligation to make any payment of consideration) in effectuating transfer or reissuance of Applicable Permits required for operation of the Facility under any Environmental Laws or other Applicable Laws and Sellers shall use, and shall cause Greenwich to use, commercially reasonable efforts (without any obligation to make any payment of consideration) to obtain any necessary consents to assignment of the Contracts from Sellers or Greenwich to Buyer.

            7.14 TAX MATTERS

            (a) AHP shall have the exclusive authority and obligation to prepare and execute on behalf of Greenwich and timely file all Returns with respect to Greenwich or the Assets for any taxable period ending on or prior to the Closing Date. Buyer shall have the exclusive authority and obligation to prepare and timely file all Returns with respect to Greenwich or the Assets for all other taxable periods.

            (b) AHP shall be responsible for the timely payment of all Taxes imposed on or with respect to Greenwich or the Assets for all taxable periods ending on or prior to the Closing Date, including without limitation (a) any federal income Tax liability imposed on Sellers or Greenwich resulting from the Section 338(h)(10) Election, as defined in
      Section 7.14(e)(i) below, and (b) any state, local, or foreign tax imposed on Sellers or Greenwich attributable to an election under the state, local or foreign law similar to the election available under Section 338(h)(10) of the Code; provided, however, that if a state, local or foreign jurisdiction does not have provisions similar to the election available under Section 338(h)(10) of the Code, Sellers shall be liable for any Tax based on income imposed on Sellers by such state, local and/or foreign jurisdiction resulting from the transaction contemplated by this Agreement. Buyer shall be responsible for the timely payment of all Taxes imposed on or with respect to Greenwich or the Assets for all other taxable periods, except to the extent otherwise expressly set forth herein. With respect to any taxable period beginning before and ending after the Closing Date (an "Overlap Period"), Taxes shall be apportioned between Sellers and Buyer as follows: (x) in the case of Taxes other than income, sales and use and withholding Taxes, on a per

* Confidential Treatment Requested.

      diem basis; and (y) in the case of income, sales and use and withholding Taxes, as determined as though the taxable period ended on the Closing Date. The parties agree to consult in good faith regarding the calculation of such Taxes and apportionment.

            (c) Except as otherwise provided in this Section 7.14(c), AHP shall have the exclusive authority to control any audit or examination by any taxing authority, initiate any claim for refund, amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of tax deficiency or other adjustment of Taxes ("Tax Controversies") with respect to Greenwich or the Assets for any taxable period ending on or prior to the Closing Date. Buyer shall have the exclusive authority over Tax Controversies with respect to Greenwich or the Assets for all other taxable periods and Tax Controversies which (x) arise after the Closing Date and (y) relate to Taxes for which Buyer has paid Sellers under Article 2 hereof as Net Assets or otherwise.. Notwithstanding the foregoing, with respect to any Overlap Period and with respect to any Tax Controversies that could possibly affect the Tax liability of both (a) Buyer or its Affiliates and (b) one or more Sellers or their Affiliates):

                  (i) no party shall, without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed, enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the Tax liability of the other parties or any of their Affiliates;

                  (ii) with respect to any Overlap Period, any additional Taxes determined to be payable and any refund of Taxes shall be apportioned as provided in Section 7.14(b) hereof; and

                  (iii) the parties agree to consult in good faith regarding any
                        Tax Controversies with respect to Greenwich or the Assets, including to provide each other draft copies of proposed audit adjustments and other documents with respect to Tax Controversies for review and comment.

            (d) Notwithstanding anything to the contrary contained in this
      Section 7.14, Buyer shall be liable for all Taxes (including Taxes arising from Tax Controversies) other than Income Taxes, which constitute either Facility Costs or amounts of Net Assets and shall pay such Taxes to the appropriate taxing authorities or to Sellers in accordance with the provisions of Sections 2.2 or 11.2 hereof, as the case may be.

            (e) Section 338(h)(10) election.

                  (i) Sellers represent that they filed a consolidated income tax return with Greenwich for the taxable year immediately preceding the current taxable year and that Sellers are eligible to make an election under section 338(h)(10) of the Code (and any comparable election under state, local or foreign law) (the "338(h)(10) Election") with respect to Greenwich.

                  (ii)  Buyer and Sellers shall jointly make an election under section 338(h)(10) of the Code (and any comparable election under state, local or foreign tax law) with respect to the acquisition of Greenwich by Buyer. Buyer and Sellers shall cooperate fully with each other in the making of such election. Not withstanding any language contained in this Agreement, Sellers and Buyer agree that for Tax purposes, all monies or consideration paid under this Agreement by Buyer are for the express purpose of purchasing the Shares.

                  (iii) Buyer shall initially prepare a complete IRS Form 8023
                        (and any comparable forms required to be filed under state, local or foreign tax laws) and any additional data or materials required to be attached to Form 8023 pursuant to the Treasury Regulations promulgated under
                        Section 338 of the Code (the "Section 338 Forms"). AHP shall deliver to Buyer, no later than one hundred twenty
                        (120) days prior to the date the Section 338 Forms are required to be filed, such documents and other information as reasonably requested by Buyer to complete the Section 338 Forms. Buyer shall deliver said forms to AHP for review no later than sixty (60) days prior to the date the Section 338 Forms are required to be filed. In the event AHP objects to the manner in which the
                        Section 338 Forms have been prepared, AHP shall notify Buyer within thirty (30) days of receipt of the Section 338 Forms of such objection, and the parties shall endeavor within the next fifteen (15) days in good faith to resolve such dispute. If the parties are unable to resolve such dispute within said fifteen (15) day period, Buyer and AHP shall submit such dispute to an independent accounting firm chosen in the manner described in Section 2.2(e) above (the "Allocation Arbiter") selected by Buyer and AHP. Promptly, but not later than fifteen (15) days after its acceptance of appointment hereunder, the Allocation Arbiter will determine (based solely on presentations of Buyer and AHP and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting preparation of the
                        Section 338 Forms shall be conclusive and binding upon the parties.

                                  ARTICLE VIII

                      AGREEMENTS WITH RESPECT TO EMPLOYEES

                              AND EMPLOYEE MATTERS

            8.1 BUYER'S OBLIGATIONS TO EMPLOYEES.

            (a) Effective on the Closing Date, Buyer shall be obligated to continue the employment of all Facility Employees (except Seller Employees) at [*] salary [*] such Facility Employee immediately prior to the Closing Date (hereinafter referred to as "Transferred Employees") (assuming Seller's compliance with Section 7.2(c)(ii)), subject to Buyer's ability to discontinue employment of Transferred Employees pursuant to Sections 8.1(h) and (l) below. [*]. All Transferred Employees shall be entitled to participate in the benefit plans, programs and arrangements of Buyer on the day after the Closing Date as set forth below.

            (b) Buyer maintains a defined contribution 401(k) plan on behalf of its employees ("Buyer's Tax-Deferred Savings Plan"). Buyer agrees that effective immediately after the Closing Date, Buyer shall promptly take all action necessary to extend coverage under Buyer's Tax-Deferred Savings Plan to the Transferred Employees who have satisfied such plan's eligibility requirements. Buyer shall credit all service completed by Transferred Employees with Greenwich or Sellers, as the case may be, prior to the Closing Date for eligibility and vesting purposes under Buyer's Tax-Deferred Savings Plan. Sellers shall amend its defined contribution 401(k) savings plan and nonqualified supplemental savings plan ("Sellers' Savings Plans") to provide that Transferred Employees shall be fully vested in all employer matching contributions as of the Closing Date. Sellers agree and acknowledge that the consummation of the transactions contemplated by this Agreement will result in, and constitute, a distributable event pursuant to Code Section 401(k)(10)(A)(iii) (the "Distributable Event") with respect to Sellers' Savings Plans for all Transferred Employees. Buyer's Tax-Deferred Savings Plan shall accept elective transfers of distributions of benefits, including notes representing participant's loans from Sellers' Savings Plan. Sellers shall amend its defined benefit pension plan and non-qualified supplemental pension plan ("Sellers' Retirement Plans") to provide that service with Buyer after the Closing Date shall continue to be credited under Sellers' Retirement Plans for purposes of vesting and eligibility for early retirement subsidies but not for benefit accrual purposes. Transferred Employees shall not be eligible to commence receipt of retirement benefits under Sellers' Retirement Plans until they have satisfied the age and service requirements under Sellers' Retirement Plans and terminated employment with Buyer or any successor thereto.

            (c) Buyer provides to its employees medical (including prescription drugs), dental, vacation, life insurance, accidental death and dismemberment, spending account plans, short-term disability and long-term disability benefit plans ("Buyer's Welfare Plans") for its employees; [*]. Immediately after the Closing Date, Transferred Employees shall be eligible to participate in such Buyer's Welfare Plans in accordance

* Confidential Treatment Requested.

      with the terms of such plans, and employment with Sellers or any predecessor shall be taken into account for purposes of determining eligibility for participation and benefits under such Buyer's Welfare Plans; provided, however, the Transferred Employees shall participate in such Buyer's Welfare Plans that are core plans provided to all Buyer's employees (and not optional or supplemental plans) (i) without any waiting periods, pre-existing condition restrictions or evidence of insurability [*]; and (ii) Buyer shall count claims arising on or prior to the Closing Date, during the calendar year of the Closing, for purposes of satisfying deductibles, out-of-pocket maximums, lifetime maximums, and other similar limitations, and (iii) Transferred Employees shall participate in Buyer's vacation plan according to the terms set forth in Section 8.1(g) below. Prior to the Closing Date, according to a schedule agreed upon by Sellers and Buyer, Sellers shall provide Buyer with all of the information necessary to facilitate the Transferred Employees' participation in Buyer's Welfare Plans on the day after the Closing in accordance with the terms of this Agreement, including without limitation information regarding claims arising on or prior to the Closing Date. Sellers and Buyer shall cooperate as necessary after the Closing to ensure that such information is complete and updated.

            (d) Sellers maintain a program of medical and life insurance benefits for certain retired employees ("Sellers' Retiree Benefit Plans"). All Transferred Employees who satisfy the eligibility criteria for benefits under Sellers' Retiree Benefit Plans on or prior to the Closing Date shall be entitled to benefits from Sellers' Retiree Benefit Plans following termination from Buyer or any successor thereto or its Affiliates, in accordance with the terms of Sellers' Retiree Benefit Plans. However, Transferred Employees shall not be eligible to receive medical and life insurance benefits under Sellers' Retiree Benefit Plans while the Transferred Employees are eligible for coverage under Buyer's Welfare Benefit Plans. Transferred Employees shall receive primary coverage under Buyer's retiree welfare plans, if Buyer institutes any such plans in the future, ("Buyer's Retiree Welfare Plans") upon termination of employment if the Transferred Employees are eligible for coverage under Buyer's Retiree Welfare Plans, with Sellers' Retiree Welfare Plans being responsible for secondary coverage. Transferred Employees shall participate in Buyer's Retiree Welfare Plans, if any, in accordance with the terms of such plans (but only to the extent Transferred Employees elect to participate therein) and Buyer shall recognize service with Sellers or its Affiliates or predecessors for purposes of Buyer's Retiree Welfare Plans.

            (e) Sellers agree that any claims for welfare benefits arising on or before the Closing Date with respect to any Transferred Employees (or their covered dependents or beneficiaries) shall be the responsibility of Sellers, and Buyer agrees that any claims arising subsequent to the Closing Date with respect to any Transferred Employees (or their covered dependents or beneficiaries) shall be the responsibility of Buyer. A claim is deemed to have arisen when the event giving rise to the claim occurred or, with respect to health coverages, when the related health services were rendered. Notwithstanding the foregoing, however, a Transferred Employee's claim for long-term disability coverage

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

      shall be deemed to have arisen when the initial claim for such disability was submitted if such employee (a) is already on long-term disability coverage on the Closing Date, or (b) is on short-term disability coverage on the Closing Date.

            (f) Sellers shall be responsible for any legally-mandated continuation of health care coverage for Facility Employees and/or their covered dependents who have a loss of health care coverage due to a "qualifying event" (as defined in Section 4980B of the Code or any successor thereto and the regulations thereunder) that occurs on or prior to the Closing Date, including any Facility Employee or covered dependent who is receiving health care coverage under COBRA on the Closing Date. Buyer shall be responsible for any legally-mandated continuation of health care coverage for Transferred Employees and/or their covered dependents who have a loss of health coverage due to a qualifying event that occurs after the Closing Date as described in Exhibit F.

            (g) Effective as of the Closing Date, all service completed by Transferred Employees with the Sellers, Greenwich or a predecessor thereof on or prior to the Closing Date shall be recognized by Buyer for purposes of determining the Transferred Employees' [*]. [*]. Sellers shall, within a reasonable time prior to Closing, provide Buyer with a schedule of accrued vacation time and completed service for each Transferred Employee.

            (h) Buyer shall be free to terminate the employment of any Transferred Employee in accordance with Buyer's policies and practices generally applicable to all of its employees, as well as Applicable Laws. Buyer shall be responsible for severance liabilities, in accordance with the severance policy set forth in Exhibit F, attached hereto, only to Transferred Employees who meet the following criteria whose employment is terminated by Buyer after the Closing Date:

                  (i)   [*]

                  (ii)  [*]

            Severance payments hereunder shall include [*]. [*]. Such extension shall represent the first six (6) months of any COBRA continuation coverage.

            (i) Sellers maintain spending account plans for the benefit of their employees ("Sellers' Spending Account Plans"). For a period of ninety (90) days following the Closing Date, Transferred Employees who are participants in Sellers' Spending Accounts Plans shall be permitted to submit claims for expenses incurred during the plan year on or prior to the Closing Date. At the end of the ninety (90)-day period, Sellers shall cause the account balances remaining in the accounts of Transferred Employees to be transferred in cash to the spending account plans of Buyer ("Buyer's Spending Account Plans"). Following such transfer, Buyer (or one of its Affiliates) shall be responsible for all liabilities for Transferred Employees under Buyer's Spending Account Plans and shall be

* Confidential Treatment Requested.

      entitled to all funds forfeited from such plans.

            (j) If, after the Closing, a bonus plan established by Sellers for Facility Employees prior to Closing is still in effect, Buyer shall assume liability for payments to Transferred Employees under such bonus plan that have not yet been made as of Closing and shall make all such payments in accordance with the plan. At the conclusion of such bonus plan, Buyer shall then be free to implement a different bonus plan for Transferred Employees.

            (k) Buyer shall not have taken any action on the Closing Date or within ninety (90) days on or after the Closing Date the result of which would be to effectuate a "plant closing" or "mass layoff" as those terms are defined in the WARN Act. Buyer shall assume all liabilities arising under any state law related to severance for actions taken on or after Closing.

            (l) No provision of this Agreement shall create any third party beneficiary or other rights to any Facility Employee or Transferred Employee (including any beneficiary or dependent thereof) or any other Persons in respect of continued employment with Buyer, with Sellers or any of their Affiliates and no provisions of this Agreement shall create any rights in any such persons in respect of any benefits which may be provided, directly or indirectly, under any benefit plans, programs or arrangements which may be operated or maintained by either Buyers or any of its Affiliates. Notwithstanding anything herein seemingly to the contrary, subject to the provisions of this Article VIII, no provision of this Agreement shall constitute a limitation on the right of Buyer or any of its Affiliates, in its sole discretion, to terminate any Transferred Employee at will, to modify the terms of employment or salary of any Transferred Employee, or to change the terms of any of Buyer's Welfare Plans or other employee benefit plans.

            (m) [*]

            (n) All Transferred Employees shall become eligible to enroll in Buyer's employee stock purchase plan during the next open enrollment period following the Closing.

                                  ARTICLE IX.

                                   CONDITIONS

            9.1. CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

            The obligation of each party to effect the transactions contemplated by this

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

Agreement shall be subject to the fulfillment by such party or written waiver by the other party at or prior to the Closing Date of the following conditions:

            (a) all governmental and other consents and approvals, if any, necessary to permit the consummation of the transactions contemplated by this Agreement shall have been obtained and any waiting period (and any extension thereof) applicable to the consummation of the Agreement under the HSR Act or under other Applicable Laws shall have expired or been terminated; and

            (b) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a Governmental Authority nor any Applicable Law shall be in effect as of the Closing Date that would restrain or otherwise prevent the consummation of the transactions contemplated by this Agreement.

            9.2. CONDITIONS TO THE OBLIGATION OF SELLERS.

            The obligation of Sellers to effect the transactions contemplated by this Agreement is subject to the fulfillment by Buyer or written waiver by Sellers at or prior to the Closing Date of the following conditions:

            (a) Buyer shall have performed in all material respects each obligation and agreement and complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Closing Date, including without limitation Buyer's delivery obligations as set forth in Section 3.2; and

            (b) the representations and warranties of Buyer in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made at such time except (i) for changes expressly permitted by this Agreement and (ii) to the extent that any representation and warranty is made as of a specified date (other than Signing), in which case such representation and warranty shall be true in all material respects as of such date and (iii) for results of actions directly or indirectly under the authority or supervision of the Plant Manager so long as the Plant Manager is an employee of Buyer or its Affiliates; and

            (c) Buyer shall have furnished to Sellers a certificate, dated as of the Closing Date, signed by a duly authorized officer of Buyer to the effect that all conditions set forth in Sections 9.2(a) and (b) above have been satisfied.

            9.3. CONDITIONS TO THE OBLIGATION OF BUYER.

            The obligation of Buyer to effect the transactions contemplated by this Agreement is subject to the fulfillment by Sellers or written waiver by Buyer at or prior to the Closing Date of the following conditions:

            (a) Sellers shall have performed in all respects each of their respective obligations and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing, including without limitation Sellers' delivery obligations as set forth in Section 3.3;

            (b) the representations and warranties of Sellers in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made at such time except (i) for changes expressly permitted by this Agreement and (ii) to the extent that any representation and warranty is made as of a specified date (other than Signing), in which case such representation and warranty shall be true in all material respects as of such date; and

            (c) Sellers shall have furnished to Buyer a certificate, dated as of the Closing Date, signed by a duly authorized officer of each of the Sellers to the effect that all conditions set forth in Sections 9.3(a) and (b) above have been satisfied.

                                   ARTICLE X.

                       TERMINATION, AMENDMENT AND WAIVER

            10.1 TERMINATION.

            This Agreement may be terminated at any time prior to the Closing
Date:

            (a) without liability on the part of any party hereto (unless occasioned by reason of a breach by any party hereto of any of its representations, warranties or obligations hereunder) by mutual written consent of Buyer and Sellers;

            (b) subject to Section 7.3 hereof, by Buyer or Sellers if a court of competent jurisdiction, Governmental Authority, or other regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

            (c) by Buyer or Sellers if the Closing has not been consummated by [*]; provided, however, that the right to terminate this Agreement under Section 10.1(c) shall not be available to any party whose willful failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur.

            The date on which this Agreement is terminated pursuant to any of the foregoing subsections of this Section 10.1 is herein referred to as the "Termination Date."

            10.2 EFFECT OF TERMINATION.

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

            Except as set forth in Section 7.2 and this Section 10.2 hereof, upon the termination of this Agreement pursuant to Section 10.1 above, all further obligations of the parties under this Agreement shall terminate without further liability of any party to the others, except that nothing herein shall relieve any party from liability for breach of any provision of, or for any misrepresentation under this Agreement or be deemed to constitute a waiver of any available remedy for any such breach or misrepresentation. If this Agreement is terminated by Buyer in accordance with Section 10.1, Sellers and Greenwich shall repay all payments made by Buyer to a Seller or Greenwich under this Agreement on or before the Termination Date. Such repayment shall be made by wire transfer in immediately available funds, no later than thirty (30) days after the Termination Date, to an account designated in writing by Buyer.

                                  ARTICLE XI.

                                INDEMNIFICATION

            11.1 INDEMNIFICATION BY SELLER.

            Sellers hereby agree to defend, indemnify and hold harmless Buyer, its Affiliates and its successors and assigns and their respective officers, directors, employees, attorneys, consultants and agents (collectively, the "Buyer Indemnitees") from and against any and all losses, deficiencies, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys', consultants', and experts' fees (collectively, "Buyer Losses"), to the extent caused by, resulting from or arising out of:

            (a) any breach of a representation or warranty hereunder on the part of Greenwich or either or both Sellers in this Agreement;

            (b) any failure by Greenwich or either or both Sellers to perform or otherwise fulfill, any undertaking or other agreement or obligation hereunder;

            (c) any Excluded Assets and Liabilities; and/or

            (d) any and all actions, suits, proceedings, claims, and demands incident to any of the foregoing or such indemnification;

provided, however, that if any claim, liability, demand, assessment, action, suit or proceeding shall be asserted against a Buyer Indemnitee in respect of which a Buyer Indemnitee proposes to demand indemnification ("Buyer Indemnified Claims"), Buyer or such other Buyer Indemnitee shall notify Sellers in writing thereof as promptly as practicable, provided further, however, that the failure or delay to so notify Sellers of such a claim shall not reduce or affect Sellers' obligations with respect thereto except to the extent that Sellers are prejudiced thereby. Sellers shall have the right promptly upon receipt of such notice to assume the control of the defense, compromise or settlement of any such Buyer Indemnified Claims including, at their own expense, employment of counsel reasonably satisfactory to Buyer; provided, however, that if Sellers shall have exercised their right to assume such control, Buyer may, in its sole discretion and at its expense, employ counsel to represent it (in addition to counsel employed by Sellers) in any such matter, and in such event counsel selected by Sellers shall be required to cooperate with such counsel of Buyer, counsel selected by Buyer shall be required to cooperate with such counsel of Sellers and each of Buyer and Sellers shall be required to cooperate with such other party and its counsel in such defense, compromise or settlement. Sellers shall not settle or compromise any Buyer Indemnified Claim that does not result in a full release without any obligation of Buyer and Buyer Indemnitees without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

            11.2 INDEMNIFICATION BY BUYER. Buyer hereby agrees to defend, indemnify and hold harmless Sellers, their Affiliates and their successors and assigns and their respective officers, directors, employees, attorneys, consultants and agents (collectively, "Seller Indemnitees") from and against any and all losses, deficiencies, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys', consultants', and experts' fees (collectively, "Sellers Losses"), to the extent caused by, resulting from or arising out of:

            (a) any breach of a representation or warranty hereunder on the part of Buyer in this Agreement;

            (b) any failure by Buyer to perform or otherwise fulfill, in whole or in part, any undertaking or agreement or obligation hereunder; and/or

            (c) any and all actions, suits, proceedings, claims and demands incident to any of the foregoing or such indemnification.

provided, however, that if any claim, liability, demand, assessment, action, suit or proceeding shall be asserted in respect of which a Seller Indemnitee proposes to demand indemnification ("Sellers Indemnified Claims"), Sellers or such other Seller Indemnitee shall notify Buyer in writing thereof as promptly as practicable, provided further, however, that the failure or delay to so notify Buyer of such a claim shall not reduce or affect Buyer's obligations with respect thereto except to the extent that Buyer is prejudiced thereby. Buyer shall have the right promptly upon receipt of such notice to assume the control of the defense, compromise or settlement of any such Sellers Indemnified Claims including, at its own expense, employment of counsel reasonably satisfactory to Sellers; provided, however, that if Buyer shall have exercised its right to assume such control, Sellers may, in their sole discretion and at their expense, employ counsel to represent them (in addition to counsel employed by Buyer) in any such matter, and in such event counsel selected by Sellers shall be required to cooperate with such counsel of Buyer, counsel of Buyer shall be required to cooperate with counsel of Sellers and each of Buyer and Sellers shall be required to cooperate with such other party and its counsel in such defense, compromise or settlement. Buyer shall not settle or compromise any Sellers Indemnified Claim that does not result in a full release without any obligation of Sellers and Seller Indemnitees without the prior written consent of Sellers, which consent shall not be unreasonably withheld or delayed.

            11.3 CERTAIN LIMITATIONS.


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

            (a) Other than Sellers' obligation to indemnify for Buyer Losses under Section 11.1(a) of this Agreement arising out of a breach of representation or warranty contained in Section 4.2 (capitalization) or
      Section 4.12 (brokers), Sellers' obligation to indemnify for Buyer Losses under Section 11.1(a) of this Agreement shall not accrue until the aggregate of all such Buyer Losses exceeds [*] Dollars ($[*]) (the "Loss Threshold") and then Sellers shall be liable for all such Buyer Losses in excess of such initial $[*] and shall be limited to [*] Dollars ($[*]) in the aggregate. There shall be no Loss Threshold or limit on liability with respect to Sellers' obligations to indemnify under Sections 11.1(b) through (d).

            (b) In no event shall any punitive, exemplary, special, indirect, incidental or consequential damages whatsoever be recoverable by any indemnitee under Article 11 hereof; except that, if punitive, exemplary, special, indirect, incidental or consequential damages have been asserted by a third party against a Seller Indemnitee or Buyer Indemnitee, the indemnifying party shall be liable therefor under the provisions of this
      Article 11.

            (c) Any payment required under this Article 11 paid to any Buyer Indemnitee or any Seller Indemnitee, as the case may be, shall be treated by the Buyer and the Sellers as an adjustment of the Purchase Price; provided, however, that no Buyer Losses indemnified hereunder shall be considered payment by Sellers for Net Assets or Facility Costs, and Buyer shall have no obligation to pay any amounts to Sellers under Article 2 with respect to such Buyer Losses.

            (d) This Article 11 sets forth the exclusive rights and remedies of Buyer and Sellers for breach of this Agreement or any of the transactions contemplated hereby, including, without limitation, the right to obtain compensation or otherwise seek indemnity pursuant to any cause of action including, but not limited to, a claim for breach of contract, for any loss directly or indirectly related to the Facility, including without limitation, any Buyer Losses or Sellers Losses, but without prejudice to the right of any party hereto to seek specific performance of the other party's obligations hereunder.

                                  ARTICLE XII.

                               GENERAL PROVISIONS

            12.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

            The covenants contained in this Agreement shall survive the Closing Date without limitation except as expressly set forth herein. The representations and warranties contained herein shall survive the Closing Date for a period of [*], except for (i) the representations and warranties contained in Section 4.15 (taxes), which shall survive until the expiration of the applicable statute of limitations, and (ii) the representations and warranties contained in Sections 4.2 (capitalization), 4.3 (corporate authority), 4.12 (brokers and intermediaries), 5.2 (corporate

* Confidential Treatment Requested.


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

authority) and 5.5 (brokers and intermediaries), which shall survive the Closing Date without limitation. Buyer's and Sellers' right to make a claim for indemnification under Section 11.1(a) or Section 11.2(a), respectively for a breach of any representation or warranty expires upon the expiration of the applicable period set forth above, it being understood that claims made on or prior to such expiration date shall survive such expiration date.

            12.2 COOPERATION. Each of the parties hereto shall use commercially reasonable efforts to take or cause to be taken all actions, to cooperate with the other party hereto, with respect to all actions, and to do, or cause to be done all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

            12.3 WAIVER. Any failure of Sellers to comply with any of their obligations or agreements herein contained may be waived only in writing by Buyer. Any failure of Buyer to comply with any of its obligations or agreements herein contained may be waived only in writing by Sellers.

            12.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of: hand delivery; certified or registered mail, return receipt requested; or telefax transmission with confirmation of receipt:

                  (a)      If to Sellers, to:

                           American Home Products Corporation
                           Five Giralda Farms
                           Madison, New Jersey 07940
                           Telefax:   (973) 660-7156
                           Telephone: (973) 660-5000

                           Attention: General Counsel

                  (b)      If to Buyer, to

                           Immunex Corporation
                           51 University Avenue
                           Seattle, Washington 98101
                           Attention: General Counsel
                           Telefax:   (206) 292-9271
                           Telephone: (206) 587-0430

Such names and addresses may be changed by written notice to each person listed above.

            12.5 GOVERNING LAW AND CONSENT TO JURISDICTION.

            (a) This Agreement shall be governed by and construed in accordance with the internal substantive laws and not the choice of law rules of the State of New York.


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

            (b) Any judicial proceeding brought with respect to this Agreement must be brought in any court of competent jurisdiction in (i) if brought by Buyer, in the State of New York and (ii) if brought by any Seller, in the State of Washington. By execution and delivery of this Agreement, each party (x) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and (y) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum.

            THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE BOTH PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

            12.6 COUNTERPARTS. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

            12.7 HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            12.8 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits hereto and the documents referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, including, without limitation, the MOU.

            12.9 AMENDMENT AND MODIFICATION. This Agreement may be amended or modified only by written agreement of the parties hereto.

            12.10 BINDING EFFECT; BENEFITS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto and their respective successors and assigns (and, to the extent provided in Sections 11.1 and 11.2, the other Buyer Indemnitees and Seller Indemnitees) any rights, remedies, obligations or liabilities under or by reason of this Agreement.

            12.11 ASSIGNABILITY. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by the Buyer or the Sellers without the prior written consent of the other party hereto; provided, however, that either party may assign its rights and obligations hereunder, without the prior written consent of the other party, to an Affiliate of such party or to a successor of the assigning party's business by reason of merger,


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sale of all or substantially all of its assets, or other form of acquisition;
provided that such successor agrees in writing to be bound by this Agreement, and provided further, however, that no assignment shall limit or affect the assignor's obligations hereunder. Any attempted assignment in violation of this
Section 12.11 shall be void.

            12.12 SELLERS' KNOWLEDGE.

            When "to the knowledge of Sellers" or similar phrase is used herein it shall refer to (a) the actual knowledge of any employee of Sellers and the actual knowledge of the individuals employed by Affiliates of Sellers contained in Section 12.12 of the Disclosure Schedule after reasonable investigation of such matters.

            12.13 SEVERABILITY.

            If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, all other provisions shall continue in full force and effect.

            12.14 The Parties shall be entitled to specific performance of the payment terms of this Agreement and the transfer of the Shares, respectively, in addition to any other remedy at law or equity.


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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                        AMERICAN HOME PRODUCTS CORPORATION

                                        By: /s/    Kenneth J. Martin
                                           -------------------------------------
                                            Name:  Kenneth J. Martin
                                            Title: Senior Vice President Finance


                                        AHP SUBSIDIARY HOLDING CORPORATION

                                        By: /s/    Timothy T. Slater
                                           -------------------------------------
                                            Name:  Timothy T. Slater
                                            Title: Vice President and
                                                   Assistant Secretary


                                        IMMUNEX CORPORATION

                                        By: /s/    David A. Mann
                                           -------------------------------------
                                            Name:  David A. Mann
                                            Title: Executive Vice President and
                                                   Chief Financial Officer


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